UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

POPEYES LOUISIANA KITCHEN, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT AND NOTICE OF

2016

ANNUAL SHAREHOLDERS MEETING

400 Perimeter Center Terrace, Suite 1000

Atlanta, Georgia 30346

April 20, 2016

To our Shareholders:

It is our pleasure to invite you to attend our 2016 Annual Meeting (the “Annual Meeting”) of Shareholders which will be held on Thursday, May 19, 2016, at the Le Meridien Atlanta Perimeter, 111 Perimeter Center West, Atlanta, Georgia 30346. The Annual Meeting will start at 8:30 a.m., local time.

The ballot for the Annual Meeting, to which this proxy statement relates, includes a proposal for the election of nine directors nominated to serve on our Board of Directors until the 2017 annual meeting, a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 25, 2016, and a proposal to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the attached proxy statement.

Please note that you will need to show that you are a shareholder of Popeyes Louisiana Kitchen, Inc. to attend the Annual Meeting. If your shares are registered in your name, your admission card is included with this proxy statement, and you will need to bring that card with you to the meeting, together with valid picture identification. If your shares are held in the name of your broker or another nominee or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement, and valid picture identification. You will be able to attend the meeting only if you have either an admission card or proof that you own Popeyes Louisiana Kitchen, Inc. stock.

If you will need special assistance at the meeting because of a disability, please contact our Corporate Secretary, Harold M. Cohen, at (404) 459-4650. Whether or not you plan to attend our Annual Meeting, you can make certain that your shares are represented at the meeting by promptly completing, signing and returning the enclosed proxy card or voting by Internet or telephone.

Thank you for your support.

Sincerely,

John M. Cranor, III

Chairman of the Board

Popeyes Louisiana Kitchen, Inc.

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

Time:	8:30 a.m., local time, on Thursday, May 19, 2016

Place:	Le Meridien Atlanta Perimeter, 111 Perimeter Center West, Atlanta, Georgia 30346

Items of Business:	(1) To elect nine directors nominated by the Board of Directors to our Board of Directors;

(2) To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 25, 2016;

(3) To approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement; and

(4) To transact such other business properly coming before the meeting or any adjournment thereof.

Who Can Vote:	You can vote if you were a shareholder of record of our commonstock, par value $.01 per share, on April 1, 2016.

Annual Report:	A copy of our 2015 Annual Report on Form 10-K is enclosed.

Date of Mailing:	This notice and the proxy statement are first being mailed to shareholders on or about April 20, 2016.

By Order of the Board of Directors Harold M. Cohen, Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Shareholders: The proxy statement and annual report are available at

www.edocumentview.com/PLKI

ABOUT THE MEETING

What am I voting on?

You will be voting on the following:

•	To elect nine directors nominated by the Board of Directors (the “Board”) to our Board;

•	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 25, 2016;

•	To approve the compensation, on an advisory basis, of our named executive officers as disclosed in this Proxy Statement; and

•	To transact such other business as may properly come before the meeting or any adjournment thereof.

No cumulative voting rights are authorized and dissenter’s rights are not applicable to the matters being voted upon.

Who is entitled to vote?

You may vote if you owned our common stock, par value $.01 per share, as of the close of business on April 1, 2016, the record date. Each share of common stock is entitled to one vote. As of April 1, 2016, we had 22,302,151 shares of common stock outstanding.

How do I vote if I do not plan to attend the meeting?

If you are a registered shareholder, meaning that your shares are registered in your name, you have four voting options. You may vote:

•

over the Internet at the web address shown on your proxy card (if you have access to the Internet, we encourage you to vote in this manner; Internet voting is available 24 hours a day and will be accessible until 2:00 a.m., Eastern time, on May 19, 2016);

•	by telephone through the number shown on your proxy card (telephone voting is available 24 hours a day and will be accessible until 2:00 a.m., Eastern time, on May 19, 2016);
•	by signing your proxy card and mailing it in the enclosed prepaid and addressed envelope; or

•	by attending the Annual Meeting and voting in person.

If your shares are held in the name of your broker or another nominee, you may be able to grant a proxy to vote via the Internet or telephone. Please see the materials provided by your broker for additional details and voting options available to you.

Please follow the directions on your proxy card carefully.

Can I vote at the meeting?

You may vote your shares at the meeting if you attend in person and the shares are registered in your name. If your shares are held in the name of your broker or another nominee, you may not vote the shares at the meeting unless you obtain a signed proxy from the record holder. Even if you plan to attend the meeting, we encourage you to vote your shares in advance by completing, signing and returning the enclosed proxy card or by Internet or telephone.

Can I change my vote after I return my proxy card or vote by Internet or telephone?

You may change your vote at any time before the polls close at the meeting. You may do this by

(1)	submitting a subsequent proxy, by using the Internet, the telephone, or mail,

(2)	providing written notice to Harold M. Cohen, Corporate Secretary, revoking your proxy, or

(3)	voting in person at the meeting.

Attendance at the meeting will not by itself revoke a proxy.

ABOUT THE MEETING

What if I return my proxy card but do not provide voting instructions?

Proxies that are signed and returned but do not contain instructions will be voted “For” the election of the director nominees named under the heading “Election of Directors and Director Biographies” in this proxy statement, “For” the ratification of the independent registered public accounting firm and “For” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers, other nominees and/or our transfer agent. Please vote all these shares. We recommend that you contact the record holder of your shares and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Investor Services, LLC, which may be reached at 800-962-4284, or by mail at Computershare Trust Company, N.A., P.O. Box 30170, College Station, Texas 77845.

Can I attend the meeting?

The Annual Meeting is open to all holders of Popeyes Louisiana Kitchen, Inc. (the “Company”) common stock. To attend the meeting, you will need to bring evidence of your stock ownership. If your shares are registered in your name, your admission card is included with this proxy statement, and you will need to bring it with you to the meeting, together with valid picture identification. If your shares are held in the name of your broker or another nominee or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement, and valid picture identification.

May shareholders ask questions at the meeting?

Yes. Representatives of the Company will answer shareholders’ questions of general interest at the end of the meeting. In order to give a greater number of shareholders an opportunity to ask questions, individuals or groups will be allowed to ask only one question and no repetitive or follow-up questions will be permitted.

How many votes must be present to hold the meeting?

Your shares are counted as present at the meeting if you attend the meeting in person, if you properly return the enclosed proxy card or if you grant a proxy to vote via the Internet or telephone, if permitted to do so. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of April 1, 2016 must be present at the meeting in person or by proxy. This is referred to as a quorum. Abstentions and broker non-votes (described below) will be counted for purposes of establishing a quorum at the meeting.

How may I vote for the nominees for director, and how many votes must the nominees receive to be elected?

With respect to the election of nominees for director, you may:

•	vote FOR the election of the nine nominees for director;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees; or

•	WITHHOLD AUTHORITY to vote for the nine nominees.

The nine nominees receiving the highest number of affirmative votes will be elected as directors. This number is called a plurality.

ABOUT THE MEETING

In the event that a nominee has a greater number of votes “Withheld” for his or her election than votes cast “For” his or her election, such nominee will be required under our Majority Voting Policy, contained in our Principles of Corporate Governance, to submit an offer of resignation for consideration by the Board. We have provided more information about our Majority Voting Policy under the heading “Corporate Governance — Majority Voting Policy.”

How may I vote for the ratification of the appointment of our independent registered public accountants, and how many votes must the proposal receive to pass?

With respect to this proposal, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

The ratification of the appointment of our independent registered public accountants must receive the affirmative vote of a majority of the shares entitled to vote at the Annual Meeting by the holders who are present in person or by proxy to pass. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

How may I vote on the proposal to approve, on an advisory basis, the compensation of the named executive officers as disclosed in this Proxy Statement, and how many votes must the proposal receive to pass?

With respect to this proposal, you may:

•	vote FOR the approval, on an advisory basis, of executive compensation;

•	vote AGAINST the approval, on an advisory basis, of executive compensation; or

•	ABSTAIN from voting on the proposal.

The approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this Proxy Statement must receive the affirmative vote of a majority of the votes entitled to vote at the Annual Meeting by the holders who are present in person or by proxy to pass. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

Will my shares be voted if I do not sign and return my proxy card or vote by Internet or by telephone?

If you are a registered record holder of shares of the Company and you do not vote by using the Internet, by telephone, or if you received a proxy card by mail, by signing and returning your proxy card, then your shares will not be voted and will not count in deciding the matters presented for shareholder consideration at the Annual Meeting.

If your shares are held through a brokerage account, your brokerage firm, under certain circumstances, may vote your shares, even if you do not provide voting instructions. Brokerage firms have authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. The ratification of our independent registered public accounting firm is a routine matter.

The election of directors and the approval, on an advisory basis, of the compensation of the named executive officers as described in this proxy statement are “non-routine” matters and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners.

If you do not provide voting instructions to your brokerage firm, the brokerage firm may either:

(1)	vote your shares on routine matters, or

(2)	leave your shares unvoted (“broker non-votes”).

ABOUT THE MEETING

We encourage you to provide instructions to your brokerage firm by signing and returning your proxy. This ensures your shares will be voted at the meeting.

When a brokerage firm votes its customers’ unvoted shares on a routine matter, these shares are counted for purposes of establishing a quorum to conduct business at the meeting and determining the outcome of the vote on the routine matter.

Can my shares be voted on matters other than those described in this proxy statement?

Yes. We have not received proper notice of, and are not aware of, any business to be transacted at the meeting other than as indicated in this proxy statement. If any other item or proposal properly comes before the meeting, the proxies received will be voted on those matters in accordance with the discretion of the proxy holders.

BOARD OF DIRECTORS INFORMATION

What is the makeup of the Board and how often are members elected?

Our Board currently has nine members, who will all stand for election at the Annual Meeting.

Our Board has determined that the following eight directors are independent within the meaning of applicable Nasdaq Global Market rules: Krishnan Anand, Carolyn Hogan Byrd, John M. Cranor, III, S. Kirk Kinsell, Joel K. Manby, Candace S. Matthews, Martyn R. Redgrave, and Lizanne Thomas. Cheryl A. Bachelder is currently our CEO and therefore she is not independent within the meaning of applicable Nasdaq Global Market rules.

Each director stands for election each year.

What if a nominee is unwilling or unable to serve?

That is not expected to occur. If it does, proxies voted in favor of the original nominee may be voted for a substitute director nominated by the Board.

How often did the Board meet in fiscal 2015?

In fiscal 2015, the Board met four times. Each director attended at least 75% of the meetings of the Board and of the committees of which he or she was a member in fiscal 2015.

Does the Company have a policy with regard to Board members’ attendance at the annual shareholders meetings?

Our directors are encouraged, but not required, to attend the annual shareholders meeting. All directors then serving on our Board attended the 2015 annual shareholders meeting.

ELECTION OF DIRECTORS AND DIRECTOR BIOGRAPHIES
(Item 1 on the proxy card)

Who are this year’s nominees?

There are nine directors nominated by the Board who are standing for election this year to hold office until the 2017 annual meeting of shareholders and until their successors are elected. Biographical information about our nominees for director and the experience, qualifications, attributes and skills considered by our Corporate Governance and Nominating Committee and the Board in determining that the nominee should serve as a director appear below. For additional information about how we identify and evaluate nominees for director, see “Corporate Governance and Nominating Committee.”

Krishnan Anand, age 58, has served as a director since November 2010. Since December 2009, Mr. Anand has served as President and CEO of Molson Coors International in Denver, Colorado. Prior to joining Molson Coors, Mr. Anand served from 1997 to 2009 in a number of senior marketing and management positions with The Coca-Cola Company, most recently as President of the Philippines Business Unit in Manila, Philippines. From 1980 to 1997, Mr. Anand served in various managerial positions with Unilever plc in India. He also has served on the board of the University of Colorado, Denver Business School since January 2012.

Mr. Anand brings to the Board, among other skills and qualifications, broad management and marketing experience in domestic and international business, as well as his track record of judgment and achievement, as demonstrated during a 33 year career in leadership positions at major international companies in the consumer products industry. Mr. Anand’s experience and skills make him valuable to the Board as Chair of our People Services (Compensation) Committee and a member of our Corporate Governance and Nominating Committee.

Cheryl A. Bachelder, age 59, has served as a director since November 2006. Since November 2007, Ms. Bachelder has served as our Chief Executive Officer. Ms. Bachelder also served as our President from November 2007 until March 2012.

Ms. Bachelder currently serves as a member of the Pier 1 Imports, Inc. Board of Directors and she also serves as the chair of its Compensation Committee. Ms. Bachelder serves on the Advisory Board of APFI, the franchising venture of Procter & Gamble. She also serves as a member of the board of the CEO Forum, a not for profit organization. From July 2006 until February 2013, she served as a member of the True Value Company Board of Directors. From May 2009 until December 2012, Ms. Bachelder served as a member of the National Restaurant Association Board of Directors. Ms. Bachelder served as the President and Chief Concept Officer of KFC Corporation from 2001 to 2003. From 1995 to 2000, Ms. Bachelder was Vice President, Marketing and Product Development for Domino’s Pizza, Inc.

Ms. Bachelder brings to the Board, among other skills and qualifications, her experience in the leadership position as Chief Executive Officer of our Company, as well as her track record of judgment, achievement and leadership, as demonstrated in over 20 years in the quick service restaurant, or QSR, industry in leadership positions at major restaurant companies and over 35 years of proven operational and managerial experience in the retail and consumer products industries.

Carolyn Hogan Byrd, age 67, has served as a director since May 2001. Ms. Byrd founded GlobalTech Financial, LLC, a financial services and consulting company headquartered in Atlanta, Georgia, in May 2000 and currently serves as its Chairman and Chief Executive Officer. From November 1997 to October 2000,

ELECTION OF DIRECTORS AND DIRECTOR BIOGRAPHIES
(Item 1 on the proxy card)

Ms. Byrd served as President of The Coca-Cola Financial Corporation. From 1977 to 1997, Ms. Byrd served in a variety of domestic and international positions with The Coca-Cola Company. In addition to serving as Chairman of the Board of Directors of Global Tech Financial, LLC, Ms. Byrd currently serves on the Boards of Directors of Federal Home Loan Mortgage Corporation and Regions Financial Corporation. Ms. Byrd previously served on the Boards of Directors of the St. Paul Companies, Inc., Circuit City Stores, Inc., Reliastar Financial, ING Americas and RARE Hospitality, Inc.

Ms. Byrd brings to the Board, among other skills and qualifications, extensive management, financial and board level expertise, as well as her track record of judgment and achievement, as evidenced by leadership positions as Chairman and Chief Executive Officer of a financial services company and president of the financial division of a global beverage company. Further, her service as a director of other public companies provides her with broad experience as well as skills that make her valuable to the Board as Chair of our Corporate Governance and Nominating Committee and as a member of our Audit Committee.

John M. Cranor, III, age 69, has served as a director since November 2006 and Chairman of our Board since November 2007. From 2003 until 2008, Mr. Cranor served as the President and Chief Executive Officer of the New College Foundation, affiliated with the New College of Florida in Sarasota. From 2000 to 2003, Mr. Cranor was a managing General Partner of Yearling Fund, LLC, an early stage investment fund. He currently continues to serve as a Limited Partner in the Yearling Fund. From 1996 to 1999, Mr. Cranor served as Chairman, President and Chief Executive Officer of Long John Silver’s Restaurants, Inc. From 1989 to 1994, Mr. Cranor was President and Chief Executive Officer of KFC Corporation.

Mr. Cranor brings to the Board, among other skills and qualifications, broad managerial and operational experience as well as his track record of judgment and achievement, as demonstrated by his leadership positions as President and Chief Executive Officer of major QSR companies, as well as broad corporate experience and executive skills that make him valuable to the Board as Chairman of the Board and as a member of our Corporate Governance and Nominating Committee.

S. Kirk Kinsell, age 61, has served as a director since January 2015. Mr. Kinsell is currently the Chief Executive Officer of Loews Hotels and Resorts in New York, New York. He has served in this capacity since March 2015. From July 2011 until February 2015, Mr. Kinsell was President, The Americas and Executive Director for InterContinental Hotels Group, PLC in Atlanta, Georgia. From August 2010 until June 2011, Mr. Kinsell was President, Europe Middle East and Africa and Executive Director for InterContinental Hotels Group, PLC in London, U.K. From August 2007 to June 2010, he was President, Europe, Middle East and Africa for InterContinental Hotels Group, PLC in London.

Mr. Kinsell brings to the Board, among other skills and qualifications, broad managerial and operational experience as well as his track record of judgment and achievement, as demonstrated by his leadership positions as Chief Executive Officer and President of major international hotel companies, and a distinguished career of over 30 years of proven operational and management experience. His broad experience in franchising, hospitality and international transactions, as well as his executive skills make Mr. Kinsell valuable to the Board as a member of our Audit Committee and our People Services (Compensation) Committee.

Joel K. Manby, age 56, has served as a director since September 2013. Mr. Manby is currently President and Chief Executive Officer of

ELECTION OF DIRECTORS AND DIRECTOR BIOGRAPHIES
(Item 1 on the proxy card)

SeaWorld Entertainment, Inc., a family entertainment company that operates and maintains theme parks located throughout the United States. He has served in this capacity since April 2015. From April 2003 until March 2015, he was President and Chief Executive Officer of Herschend Family Entertainment Corporation (HFE), a family-owned attractions company. Prior to joining HFE, Mr. Manby spent almost 20 years in the auto industry in general management and marketing roles, primarily at General Motors in the Saturn and Saab divisions. Mr. Manby served as Chief Executive Officer of Saab Cars USA from 1996 to 2002. Mr. Manby also currently serves as a member of the National Board of The Salvation Army.

Mr. Manby brings to the Board, among other skills and qualifications, broad management and operations experience, as well as his track record of judgment and achievement in cultural transformation through the improvement in guest experience, employee engagement and financial results, as demonstrated during a distinguished career in leadership positions at major companies in the entertainment and automobile industries. Mr. Manby’s varied experience and skills make him valuable to the Board as a member of our People Services (Compensation) Committee.

Candace S. Matthews, age 57, has served as a director since January 2016. Ms. Matthews currently serves as Regional President, Americas for Amway Corporation, an international direct sales company, in Ada, Michigan. She has served in this capacity since November 2014. From December 2007 until October 2014, Ms. Matthews was Chief Marketing Officer for Amway Corporation. From 2001 to 2007, Ms. Matthews served as President of the SoftSheen-Carson Consumer Products Division of L’Oréal S.A. From 1998 until 2000, Ms. Matthews served as Vice President, New

Products and Packaging Innovation for The Coca-Cola Company. Ms. Matthews has served on the Board of Trustees for Spectrum Health Foundation since September 2011. Ms. Matthews was recommended for appointment by a search firm.

Ms. Matthews brings to the Board, among other skills and qualifications, broad management, marketing and operations experience, as well as her track record of judgment and achievement, as evidenced during her over 30 years of experience at major companies across a range of industries. Her broad experience and skills as an executive with international companies make Ms. Matthews valuable to the Board.

Martyn R. Redgrave, age 63, has served as a director since October 2013. Mr. Redgrave currently serves as Managing Partner and Chief Executive Officer of Agate Creek Partners, LLC, a professional governance and consulting services company co-founded by Mr. Redgrave in July 2014. From August 2012 until his retirement in August 2014, Mr. Redgrave served as a Senior Advisor to L Brands, Inc. (formerly known as Limited Brands, Inc.), an international fashion retailer. From March 2005 until August 2012, Mr. Redgrave served as Executive Vice President and Chief Administrative Officer of Limited Brands, Inc., where he also served as Chief Financial Officer from January 2006 to May 2007. From 1994 until 2005, Mr. Redgrave served as Executive Vice President and Chief Financial Officer of Carlson Companies, Inc., a global hospitality company and operator of restaurants and travel related businesses. From 1989 to 1994, Mr. Redgrave served as Chief Financial Officer of KFC Corporation. Mr. Redgrave has been a member of the Board of Directors of Deluxe Corporation since August 2001. Since August 2012, he has served as the Non-Executive Chairman of the Board of Directors of Deluxe Corporation. Mr. Redgrave has served as a member of the Board of

ELECTION OF DIRECTORS AND DIRECTOR BIOGRAPHIES
(Item 1 on the proxy card)

Directors of Francesca’s Holdings Corporation since August 2015.

Mr. Redgrave brings to the Board, among other skills and qualifications, broad managerial, financial and operational experience as well as his track record of judgment and achievement, as demonstrated by his leadership positions as Executive Vice President and Chief Administrative Officer of a major international retail company, as well as broad corporate experience and established board skills that make him valuable to the Board as Chair of our Audit Committee and as a member of our Peoples Services (Compensation) Committee.

Lizanne Thomas, age 58, has served as a director since November 2015. Ms. Thomas is currently Partner-in-Charge of the Southern U.S. Region for Jones Day, an international law firm, where she also leads the firm-wide Corporate Governance team. Prior to her current position, Ms. Thomas held the position of Partner-in-Charge – Atlanta from January 2008 to June 2014. Ms. Thomas has served as a member of the Board of Directors of Krispy Kreme

Doughnuts, Inc. since October 2004; the Board of Directors of Atlantic Capital Bancshares, Inc. since November 2015; as a Trustee of the Georgia Research Alliance since September 2009; and as a Trustee of Washington & Lee University since October 2014. Ms. Thomas was recommended for appointment by a search firm.

Ms. Thomas brings to the Board, among other skills and qualifications, broad managerial, governance and legal experience, as well as her track record of judgment and achievement, as evidenced by her over 30 years of experience providing legal and business advice to her clients. Her broad experience and skills make her valuable to the Board as a member of the Corporate Governance and Nominating Committee.

Board Recommendation

THE BOARD OF DIRECTORS OF

THE COMPANY RECOMMENDS THAT

THE SHAREHOLDERS VOTE FOR THE

ELECTION OF THESE

DIRECTORS

BOARD OF DIRECTORS COMMITTEES

What are the committees of the Board?

Our Board currently has the following committees and membership:

Name of Committee and Members	Primary Functions of the Committee	Number of Meetings in Fiscal 2015

Executive:
John M. Cranor, III, Chair Cheryl A. Bachelder Carolyn Hogan Byrd	• Exercises the authority of the full Board between meetings	1

Audit:
Martyn R. Redgrave, Chair Carolyn Hogan Byrd S. Kirk Kinsell	• Oversees the Company’s financial reporting process and systems of internal controls on behalf of the Board • Selects and oversees independent auditors • Receives, accepts and reviews the report of independent auditors • Oversees performance of the Company’s internal audit function	8

People Services (Compensation):
Krishnan Anand, Chair S. Kirk Kinsell Joel K. Manby Martyn R. Redgrave	• Reviews and determines all elements of compensation of executive officers and directors • Makes grants of stock awards to officers and employees pursuant to stock plans • Oversees the administration of stock and bonus plans • Reviews annually the Company’s compensation strategies and policies • Reviews the process for managing executive succession and development training	4

Corporate Governance and Nominating:
Carolyn Hogan Byrd, Chair Krishnan Anand John M. Cranor, III Lizanne Thomas	• Takes a leadership role in shaping the Company’s corporate governance policies • Considers, reviews, evaluates and recommends director-nominees to the Board • Establishes minimum qualifications for director-nominees • Reviews director-nominees submitted by shareholders • Develops and facilitates continuing education program for directors • Makes recommendations to the Board with respect to strategic plans, including potential mergers and acquisitions and financing alternatives	4

The charters that have been adopted for each of the Audit, People Services (Compensation) and Corporate Governance and Nominating Committees are available on the Investor Relations page on our website at http://investor.popeyes.com. Our Board has determined that all members of the People Services (Compensation) Committee are independent within the meaning of applicable Nasdaq Global Market rules. Pursuant to its charter, the People Services (Compensation) Committee may delegate authority and responsibilities to subcommittees, as it deems proper. For additional information about the People Services (Compensation) Committee’s processes and the role of executive officers and compensation consultants in determining compensation, see “Compensation Discussion and Analysis.”

AUDIT COMMITTEE REPORT AND FEES PAID TO INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT COMMITTEE REPORT

Who serves on the Audit Committee of the Board?

The members of the committee are currently Martyn R. Redgrave (Chair), Carolyn Hogan Byrd and S. Kirk Kinsell. Our Board has determined that all members of the Audit Committee are independent within the meaning of the applicable rules of the Securities and Exchange Commission (the “SEC”) and the Nasdaq Global Market.

Our Board has determined that Mr. Redgrave is an audit committee financial expert within the meaning of applicable SEC rules.

What document governs the activities of the Audit Committee?

The Audit Committee acts under a written charter adopted by our Board that sets forth the committee’s responsibilities and duties, as well as requirements for the committee’s composition and meetings. The Audit Committee charter is available on the Investor Relations page on our website at http://investor.popeyes.com.

What is the relationship between the Audit Committee, the Company’s management and the independent registered public accounting firm?

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, in addition to auditing the effectiveness of our internal controls over financial reporting. The Audit

Committee’s responsibility is to assist the Board in its oversight of these processes, and also to exercise certain responsibilities which it must undertake as a committee of independent directors. The Audit Committee is not engaged in the practice of accounting or auditing and its members are not necessarily experts in the fields of accounting or auditing, including with respect to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the Company’s independent registered public accounting firm.

What has the Audit Committee done with regard to our audited financial statements for fiscal 2015?

The Audit Committee has:

•	reviewed and discussed the audited financial statements with the Company’s management and internal auditors;

•	been provided with management’s representation to the Audit Committee that the Company’s financial statements have been prepared in accordance with generally accepted accounting principles;

•

discussed with PricewaterhouseCoopers LLP, independent registered public accounting firm for the Company’s fiscal year ended December 27, 2015, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU, Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	reviewed the Company’s system of internal controls with management and PricewaterhouseCoopers LLP.

In addition, the Audit Committee has reviewed the Company’s compliance with Sarbanes-Oxley

AUDIT COMMITTEE REPORT AND FEES PAID TO INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

404 requirements. This provision requires management to establish and maintain an adequate internal control structure and procedures for financial reporting.

Has the Audit Committee considered the independence of the Company’s registered public accounting firm?

The Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s independence, and the applicable requirements of the SEC. The Audit Committee has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Has the Audit Committee made a recommendation regarding the audited financial statements for fiscal 2015?

Based upon and in reliance on the representations of and discussions with management, internal auditors and the independent registered public accounting firm, the Audit Committee recommended to the Board that the audited consolidated financial statements for the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 27, 2015 for filing with the SEC.

Has the Audit Committee reviewed the fees paid to the independent auditors?

The Audit Committee has reviewed, discussed and approved the fees paid to PricewaterhouseCoopers LLP during fiscal years 2015 and 2014 for audit and non-audit services, which are set forth below under “Fees Paid to Independent Registered Public Accounting Firm,” and has determined that the provision of the non-audit services is compatible with the firm’s independence.

Is the Audit Committee required to pre-approve all services provided by the independent registered public accounting firm?

Pursuant to its charter, the Audit Committee must pre-approve all audit and non-audit services to be performed by the independent auditors and no such services may be performed unless permitted by SEC rules.

Who prepared this report?

This report has been furnished by the members of the Audit Committee:

Martyn R. Redgrave, Chair

Carolyn Hogan Byrd

S. Kirk Kinsell

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

PricewaterhouseCoopers LLP billed us aggregate fees and expenses of $890,592 for the integrated annual audit of our 2015 financial statements, and billed us aggregate fees and expenses of $857,600 for the integrated annual audit of our 2014 financial statements.

Audit-Related Fees

For 2015, PricewaterhouseCoopers LLP billed us aggregate fees and expenses of $15,000 primarily for technical consultation on stock-based compensation expense and revenue recognition.

AUDIT COMMITTEE REPORT AND FEES PAID TO INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Tax Fees

PricewaterhouseCoopers LLP billed us aggregate fees and expenses of $108,382 and $69,109 for 2015 and 2014, respectively, for assistance with the preparation of our federal and state tax returns, federal and state income tax examinations, and other tax accounting services.

All Other Fees

PricewaterhouseCoopers LLP billed us $4,140 for non-audit related services in 2015 and $151,891 for non-audit related services in 2014.

CORPORATE GOVERNANCE

Our Board has adopted Principles of Corporate Governance. The Principles of Corporate Governance are available on the Investor Relations page of our website at http://investor.popeyes.com. The charters of the Audit Committee, People Services (Compensation) Committee and Corporate Governance and Nominating Committee are also available on the Investor Relations page of our website. Our Board has adopted the Company’s Honor Code (the “Honor Code”), which applies to all officers and employees. Additionally, our Board has adopted a Code of Conduct for the Board (the “Directors Code”). The Honor Code and the Directors Code reflect our commitment to conducting our business in accordance with the highest ethical principles. Our Honor Code and our Directors Code are also available on the Investor Relations page of our website at http://investor.popeyes.com. Copies of our Principles of Corporate Governance, committee charters, Honor Code and Directors Code are also available upon written request to Popeyes Louisiana Kitchen, Inc., 400 Perimeter Center Terrace, Suite 1000, Atlanta, Georgia 30346, Attention: Corporate Secretary.

Any shareholder or interested party who wishes to communicate directly with our Board, or an individual member of our Board, may do so in writing to Popeyes Louisiana Kitchen, Inc. Board of Directors, c/o Corporate Secretary, 400 Perimeter Center Terrace, Suite 1000, Atlanta, Georgia 30346. At each regular Board meeting, the Corporate Secretary will present a summary of any communications received since the last meeting (excluding any communications that consist of advertising, solicitations or promotions of a product or service) and will make the communications available to the Board upon request.

Incentive-Based Compensation Recoupment (“Clawback”) Policy

Our Board has adopted an incentive-based compensation recovery policy for executive officers. If we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws, we will seek to recover incentive-based compensation (including stock options) from any of our current or former executive officers who (a) received incentive-based compensation during the three-year period preceding the date on which we announce we are required to prepare the accounting restatement and (b) engaged in misconduct or negligent conduct resulting, directly or indirectly, in our being required to prepare the accounting restatement. We will seek to recover the excess of the incentive-based compensation paid to the executive officer based on the erroneous data over the incentive-based compensation that would have been paid to the executive officer if the accounting statements had been as presented in the restatement.

Majority Voting Policy

Our Board has adopted a Majority Voting Policy as part of our Principles of Corporate Governance. Under our Majority Voting Policy, any nominee for director who receives a greater number of votes “Withheld” from his or her election than votes “For” such election (a “Majority Withhold Vote”) in an uncontested election of directors must tender to the Board his or her offer of resignation within five days following certification of the shareholder vote. The Corporate Governance and Nominating Committee will promptly consider the resignation offer and make a recommendation to the Board as to whether to accept or reject the tendered offer of resignation. The Board will act on the Corporate Governance and Nominating Committee’s recommendation within 90 days following certification of the shareholder vote. The Board will then promptly disclose its decision regarding whether to accept the director’s resignation offer, including its rationale, in a report furnished to or filed with the SEC.

CORPORATE GOVERNANCE

The Corporate Governance and Nominating Committee in making its recommendation, and the Board in making its decision, will each consider the best interests of the Company and our shareholders and may each consider any other factors or other information that it considers appropriate and relevant, including but not limited to:

•	the stated reasons, if any, why shareholders withheld their votes;

•	possible alternatives for curing the underlying cause of the withheld votes;

•	the director’s tenure;

•	the director’s qualifications;

•	the director’s past and expected future contributions to the Company; and

•

the overall composition of the Board and its committees, including whether, if the offer of resignation is accepted, the Company will no longer be in compliance with any applicable law, rule, regulation or governing document.

Any director who tenders his or her offer of resignation under our Majority Voting Policy will not participate in the Corporate Governance and Nominating Committee deliberation or recommendation or Board deliberation or action regarding whether to accept the resignation offer. If a majority of the members of the Corporate Governance and Nominating Committee receive a Majority Withhold Vote in the same election, then the independent directors (other than those who received a Majority Withhold Vote in that election) will instead appoint a committee among themselves to consider the resignation offers and recommend to the Board whether to accept them. If, however, the independent directors who did not receive a Majority Withhold Vote constitute two or fewer directors, all independent directors may participate in the action regarding whether to accept the resignation offers, except that each director who has tendered his or her offer of resignation will recuse himself or herself from the deliberations and voting with respect to his or her individual offer to resign.

If a director’s resignation offer is not accepted by the Board, that director will continue to serve for the term for which he or she was elected and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation offer is accepted by the Board, then the Board, in its sole discretion, in accordance with our bylaws, may fill any resulting vacancy or may decrease the size of the Board.

BOARD LEADERSHIP STRUCTURE

Since 2007, one of our independent directors, Mr. Cranor, has served as the independent Chairman of our Board. We believe this Board leadership structure, with an independent director serving as Chairman, is currently best for our Company and our shareholders.

The Chief Executive Officer is responsible for the day-to-day leadership and management of the Company, and the Chairman is responsible for providing oversight, direction and leadership of the Board. As directors continue to have more oversight responsibilities, we believe it is beneficial to have an independent Chairman whose primary responsibility is leading the Board. Pursuant to our Principles of Corporate Governance and our Bylaws, the Chairman will establish the agenda for each Board meeting, determine the length of the meetings, chair the Board meetings and executive sessions of the Board and, in consultation with the Chief Executive Officer, determine appropriate ways to facilitate interaction between the directors and management. By delineating the role of the Chairman position and separating it from the role of the Chief Executive Officer, we attempt to ensure there is no duplication of effort between the Chief Executive Officer and the Chairman. We believe this provides the most effective leadership of our Board, while positioning our Chief Executive Officer as the leader of the Company to our shareholders, franchisees, employees, business partners and other stakeholders.

BOARD’S ROLE IN RISK OVERSIGHT

Our Board is responsible for overseeing the Company’s risk management function. The Board delegates some of its risk oversight role to the Audit Committee, the People Services (Compensation) Committee and to the Corporate Governance and Nominating Committee. Under its charter, the Audit Committee is responsible for oversight of our risk assessment programs and risk management strategies, including our corporate compliance programs and internal audit. The Audit Committee, in conjunction with the full Board, also provides oversight of the Company’s cyber security strategies and implementation. Under its charter, the People Services (Compensation) Committee sets the overall compensation strategy and compensation policies for the Company’s senior executives, including the mitigation of pay practices that could encourage excessive risk taking. Under its charter, the Corporate Governance and Nominating Committee is responsible for reviewing and monitoring the business risks to the Company’s strategies, communicating to management the views of the Board with respect to the types and level of risks to be undertaken by the Company and overseeing the risk management undertaken by the Company. In addition to the activities of these committees, the full Board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed. The Board receives reports on enterprise risk management from senior officers of the Company and from the Chairs of the Audit Committee, the People Services (Compensation) Committee, and the Corporate Governance and Nominating Committee, as well as from outside advisors. The Board believes that the enterprise risk management process in place enables the Board to effectively oversee the Company’s risk management function. The full Board and the People Services (Compensation) Committee are also involved in activities related to CEO and management succession.

CORPORATE GOVERNANCE AND
NOMINATING COMMITTEE

Carolyn Hogan Byrd is the Chair and Krishnan Anand, John M. Cranor, III, and Lizanne Thomas are members of our Corporate Governance and Nominating Committee. We have posted the Corporate Governance and Nominating Committee’s charter on the Investor Relations page on our website at http://investor.popeyes.com. Our Board has determined that all members of the Corporate Governance and Nominating Committee are independent within the meaning of the applicable Nasdaq Global Market rules. The purpose of the Corporate Governance and Nominating Committee is (1) to identify individuals qualified to become members of our Board and to recommend to the Board nominees for election in connection with our annual meeting of shareholders, (2) to develop and recommend to the Board our Principles of Corporate Governance and to take a leadership role in shaping our corporate governance policies, (3) to make recommendations to the Board with respect to our strategic plans and (4) such other responsibilities and duties as may, from time to time, be delegated to the Committee by the Board.

One responsibility of the Corporate Governance and Nominating Committee is to establish criteria for evaluating persons to be nominated for election to our Board and its committees. Under the Corporate Governance and Nominating Committee Charter, these criteria include, at a minimum, the depth of a candidate’s experience and availability, the balance of his or her business interests and experience and the need for any required expertise on our Board or one of its committees. Furthermore, the Principles of Corporate Governance adopted by our Board provide that independent directors should be persons with broad training, knowledge and experience in business, finance, education, government or other professions or vocations who have earned distinction in their chosen fields, and those

Principles of Corporate Governance also provide that the composition of our Board should reflect ethnic and gender diversity, as well as diversity of expertise in areas that will foster our business success. The Corporate Governance and Nominating Committee considers all of these criteria in selecting nominees and in the future may establish additional criteria for nominees.

The Corporate Governance and Nominating Committee has not adopted a specific policy regarding the consideration of shareholder director nominees, but its general policy is to welcome prospective nominees recommended by shareholders. Shareholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to our Board may do so by submitting a written recommendation to Popeyes Louisiana Kitchen, Inc., Attention: Corporate Secretary, 400 Perimeter Center Terrace, Suite 1000, Atlanta, Georgia 30346. Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether such individual can read and understand financial statements, accompanying footnotes and public filings and board memberships (if any) for the Committee to consider as well as any other requirements under our bylaws. The Corporate Governance and Nominating Committee will evaluate all prospective nominees in the same manner, whether or not the nominee was recommended by a shareholder.

The Corporate Governance and Nominating Committee’s process for selecting nominees begins with an evaluation of the performance of incumbent directors and a determination of whether our Board or its committees have specific unfulfilled needs. The Corporate Governance and Nominating Committee then

CORPORATE GOVERNANCE AND
NOMINATING COMMITTEE

considers prospective nominees identified by the Committee, other directors, our executive officers and shareholders and, in some cases, a third party search firm engaged by the Committee to assist in identifying candidates. Evaluations of prospective candidates typically include a review of the candidate’s background and qualifications, interviews with several Board members and discussions of the Committee and the full board. This consideration includes determining whether a candidate qualifies as “independent” under the various standards applicable to the Board and its committees.

The Corporate Governance and Nominating Committee or a subcommittee of its members then selects nominees to recommend to our Board, which considers and makes the final selection of director nominees and directors to serve on its committees.

The Corporate Governance and Nominating Committee’s responsibilities also include:

•

Considering suggestions by our Chairman of the Board for directors to serve on Board committees, including the Chair of each committee, and recommending to the Board the members and Chair of all standing committees;

•	Annually developing and overseeing an evaluation of our full Board and individual members of our Board;

•	Overseeing the implementation of the Company’s strategic plans approved by the Board, and reviewing and monitoring the business risks to our strategies;

•	Communicating to management the views of the Board with respect to the types and levels of risks to be undertaken by the Company, and overseeing the risk management undertaken by the Company;

•	Reviewing director compliance with stock ownership policies and guidelines;

•	Assisting our Board with development of responsibilities of directors;

•	Establishing and maintaining a director orientation program for new directors, and developing, or making available, a continuing education program conducted for all directors;

•	Assisting our Board with its responsibilities for oversight of our Honor Code, and reviewing the Company’s evaluation of compliance with our Honor Code;

•	Reviewing any conflicts of interest involving our officers or members of our Board;

•	Assisting our Board with oversight of the Company’s policies;

•	Periodically reviewing the Company’s report on significant litigation;

•	Reviewing the independence of each of our directors;

•	Reviewing the continued appropriateness of Board membership when one of our directors changes the position he or she held when elected or appointed to the Board; and

•

Reviewing and discussing with appropriate members of management the development of the Company’s strategic plans, and making recommendations to our Board with respect to our strategic plans, including potential mergers, acquisitions and divestitures, as well as financing alternatives.

STOCK OWNERSHIP

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of January 31, 2016 by:

•	each shareholder known by us to own beneficially more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after January 31, 2016, and restricted stock units and restricted stock that vests within 60 days after January 31, 2016, are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address for those individuals for which an address is not otherwise indicated is: c/o Popeyes Louisiana Kitchen, Inc., 400 Perimeter Center Terrace, Suite 1000, Atlanta, Georgia 30346.

The percentages of common stock beneficially owned are based on 22,571,439 shares of common stock outstanding as of January 31, 2016.

	Shares Beneficially Owned	Percentage of Class
Directors and Named Executive Officers:
Cheryl A. Bachelder(1)	276,485	1.2%
Andrew G. Skehan(2)	14,087	*
William P. Matt(3)	5,780	*
Richard H. Lynch(4)	69,922	*
Harold M. Cohen(5)	9,978	*
Krishnan Anand(6)	16,604	*
Carolyn Hogan Byrd(7)	39,536	*
John M. Cranor, III(8)	45,653	*
S. Kirk Kinsell(9)	2,118	*
Joel K. Manby(10)	7,180	*
Candace S. Matthews(11)	430	*
Martyn R. Redgrave(12)	9,981	*
Lizanne Thomas(13)	1,080	*

All directors and executive officers as a group (13 persons)	498,834	2.2%

Five Percent Shareholders:
BlackRock, Inc.(14)	2,119,534	9.4%
Nicholas Company, Inc.(15)	1,508,158	6.7%
OppenheimerFunds, Inc.(16)	1,191,170	5.3%
RS Investment Management Co. LLC (17)	1,472,289	6.6%
The Vanguard Group, Inc.(18)	1,704,025	7.6%

STOCK OWNERSHIP

*	Less than 1% of the outstanding shares of common stock.

(1)	Ms. Bachelder owns 66,923 shares of her beneficially owned shares indirectly through a trust. Includes 73,776 shares of common stock underlying stock options that are exercisable or will become exercisable within sixty (60) days of January 31, 2016.

(2)	Includes 0 shares of common stock underlying stock options that are exercisable or will become exercisable within sixty (60) days of January 31, 2016.

(3)	Includes 780 shares of common stock underlying stock options that are exercisable or will become exercisable within sixty (60) days of January 31, 2016.

(4)	Includes 31,506 shares of common stock underlying stock options that are exercisable or will become exercisable within sixty (60) days of January 31, 2016.

(5)	Includes 1,748 shares of common stock underlying stock options that are exercisable or will become exercisable within sixty (60) days of January 31, 2016.

(6)	Mr. Anand’s business address is Molson Coors Brewing Company, 1225 17th Street, Suite 3200, Denver, Colorado 80202. Includes 14,400 shares of common stock for which the director has the vested right to acquire (within sixty (60) days of January 31, 2016) through the conversion of restricted stock units upon termination of service as a director of the Company.

(7)	Ms. Byrd’s business address is 400 Perimeter Center Terrace, NE, Suite 1000, Atlanta, Georgia 30346. Includes 39,536 shares of common stock for which the director has the vested right to acquire (within sixty (60) days of January 31, 2016) through the conversion of restricted stock units upon termination of service as a director of the Company.

(8)	Mr. Cranor’s business address is 400 Perimeter Center Terrace, NE, Suite 1000, Atlanta, Georgia 30346. Includes 37,653 shares of common stock for which the director has the vested right to acquire (within sixty (60) days of January 31, 2016) through the conversion of restricted stock units upon termination of service as a director of the Company.

(9)	Mr. Kinsell’s business address is Loews Hotels and Resorts, 667 Madison Avenue, New York, NY 10065. Includes 2,118 shares of common stock for which the director has the vested right to acquire (within sixty (60) days of January 31, 2016) through the conversion of restricted stock units upon termination of service as a director of the Company.

(10)	Mr. Manby’s business address is SeaWorld Parks & Entertainment, 9205 SouthPark Center Loop, Suite 400, Orlando, FL 32819. Includes 5,280 shares of common stock for which the director has the vested right to acquire (within sixty (60) days of January 31, 2016) through the conversion of restricted stock units upon termination of service as a director of the Company.

(11)	Ms. Matthews’ business address is Amway Corporation, 7575 Fulton Street East, Ada, MI 49355. Includes 430 shares of common stock for which the director has the vested right to acquire (within sixty (60) days of January 31, 2016) through the conversion of restricted stock units upon termination of service as a director of the Company.

(12)	Mr. Redgrave’s business address is 400 Perimeter Center Terrace, NE, Suite 1000, Atlanta, Georgia 30346. Includes 4,981 shares of common stock for which the director has the vested right to acquire (within sixty (60) days of January 31, 2016) through the conversion of restricted stock units upon termination of service as a director of the Company.

STOCK OWNERSHIP

(13)	Ms. Thomas’ business address is Jones Day, 1420 Peachtree Street, NE, Suite 800, Atlanta, GA 30309. Includes 880 shares of common stock for which the director has the vested right to acquire (within sixty (60) days of January 31, 2016) through the conversion of restricted stock units upon termination of service as a director of the Company.

(14)	Represents shares of common stock beneficially owned by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power with respect to 1,310,890 shares and sole dispositive power with respect to 1,364,512 shares. This information is included in reliance upon a Schedule 13G/A filed with the SEC on January 12, 2015. The address of BlackRock is 55 East 52nd Street, New York, New York 10022.

(15)	Represents shares of common stock beneficially owned by Nicholas Company, Inc. (“Nicholas Company”), Nicholas Fund, Inc. (“Nicholas Fund”), and Albert O. Nicholas (“Albert Nicholas”). Nicholas Company has sole dispositive power with respect to 1,508,158 shares. Nicholas Fund has sole voting power with respect to 1,261,171 shares. Albert Nicholas has sole voting power with respect to 530,000 shares and sole dispositive power with respect to 530,000 shares. This information is included in reliance upon a Schedule 13G/A filed with the SEC on February 11, 2016. The address of Nicholas Company, Nicholas Fund, and Albert Nicholas is 700 North Water Street, Milwaukee, Wisconsin 53202.

(16)	Represents shares of common stock beneficially owned by OppenheimerFunds, Inc. (“Oppenheimer”). Oppenheimer has shared voting power with respect to 1,191,170 shares and shared dispositive power with respect to 1,191,170 shares. This information is included in reliance upon a Schedule 13G filed with the SEC on February 4, 2016. The address of Oppenheimer is 2 World Financial Center, 225 Liberty Street, New York, New York 10281.

(17)	Represents shares of common stock beneficially owned by RS Investment Management Co. LLC (“RS Investment Management”). RS Investment Management has sole voting power with respect to 1,444,289 shares and sole dispositive power with respect to 1,472,829 shares. This information is included in reliance upon a Schedule 13G filed with the SEC on February 12, 2016. The address of RS Investment Management is One Bush Street, Suite 900 San Francisco, CA 94104.

(18)	Represents shares of common stock beneficially owned by The Vanguard Group, Inc. (“Vanguard”). Vanguard has sole voting power with respect to 50,407 shares, sole dispositive power with respect to 1,653,018 shares, and shared dispositive power with respect to 51,007 shares. This information is included in reliance upon a Schedule 13G/A filed with the SEC on February 10, 2016. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following Compensation Discussion and Analysis, or CD&A, describes our 2015 executive compensation program. This CD&A is intended to be read in conjunction with the tables beginning under the heading “2015 Summary Compensation Table” below, which provide detailed historical compensation information for our following named executive officers, or NEOs.

Name	Title
Cheryl A. Bachelder	Chief Executive Officer
Andrew G. Skehan	President – International
William P. Matt	Chief Financial Officer
Richard H. Lynch	Chief Brand Officer
Harold M. Cohen	General Counsel, Chief Administrative Officer and Corporate Secretary

2015 Executive Compensation Program Changes

After a highly successful year in 2014, in February 2015 the People Services (Compensation) Committee (the “Committee”) approved the following changes to the executive compensation program for 2015:

•	Executive base salaries were increased to improve competitiveness;

•	Target short-term incentive opportunities as a percent of salary remained the same;

•

The performance measures and weights for the 2015 short-term incentive plan remained the same, but performance ranges were reset based on expectations for the year, all performance measures were set to operate independently once the Company’s threshold EBITDA level was achieved, and any achieved payouts for performance were to be calculated using a sliding scale between threshold and maximum amounts;

•	Target long-term equity incentive grant values were increased to improve competitiveness; and

•

The annual equity award mix was changed to 25% restricted stock with 3-year cliff vesting, 25% stock options with 3-year ratable vesting, and 50% performance shares tied to 3-year cumulative EBITDA with a plus or minus 10% adjustment based on the Company’s 3-year relative total shareholder return.

The Committee believed that these changes were reasonable and appropriate in order to (a) recognize the extraordinary performance of the executive leadership team, (b) maintain the competitiveness of the compensation program, (c) continue a strong alignment between executive pay and Company performance, and (d) retain our talented and successful team.

2015 Business Performance Results

The following is a high level summary of our 2015 business results:

•	Added 166 Net New Restaurants, for a total of 2,539 restaurants globally;

•	Increased total System-Wide Sales by 11.8%, for a two-year compounded growth rate of over 25%;

•	Increased total Global Same-Store Sales by 5.9%;

•	Increased Adjusted Earnings Per Share by 15.8%, from $1.65 to $1.91(1); and

•	Delivered Total Shareholder Return for the 3-year period ending December 27, 2015, which was at the 75th percentile of our restaurant industry peer group.

These results were generally above budgeted expectations established by the Board at the beginning of the year, and continued our multi-year achievement of System-Wide Sales growth and earnings growth, which has yielded superior returns to our shareholders.

2015 Executive Compensation Results

These strong financial results and shareholder returns yielded the following executive compensation results for 2015:

•	Short-term incentives were earned between target and maximum for all NEOs;

•

Performance shares tied to the 2013-2015 performance cycle were earned between target and maximum, with an additional positive 10% adjustment based on the Company’s superior relative total shareholder return over the 3-year period; and

•	Outstanding stock options and restricted stock accrued realizable value commensurate with the increase in stock price and shareholder value creation during the year.

After evaluating the performance and compensation results for 2015, the Committee believes that the executive compensation program accomplished the stated objective of aligning pay and performance while also effectively attracting and retaining superior executive talent.

(1)	See the heading entitled “Management’s Use of Non-GAAP Financial Measures” contained in “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations in our 2015 Annual Report on Form 10-K.”

The Committee also reviewed and considered the results from the 2015 Say on Pay vote, for which 95% of our shareholders expressed support for our executive compensation program. The Committee considered the level of shareholder support of its compensation approach, and will continue to seek and respond to shareholder views on our executive compensation program. Furthermore, in seeking the continued support of our shareholders, we highlight the following sound executive compensation governance principles and practices at Popeyes:

What We Do (Best Practices)	What We Don’t Do or Allow

•  Separate Chairman and CEO

•  Executive Sessions without management

•  Independent Compensation Consultant

•  Review of Total Compensation Tally Sheets

•  Annual Compensation Risk Assessment

•  Significant Amount of Pay “At Risk”

•  Significant Use of Equity-Based Pay

•  Multiple Performance Measures

•  Capped Incentive Opportunities

•  Clawback Policy Upon a Restatement

•  Robust Stock Ownership Requirements

•  Anti-Hedging and Pledging Policies

• Excessive Severance • Single Trigger Equity Acceleration at CIC • Excise Tax Gross-Ups • Dividends on Unearned Performance Shares • Option Repricing or Buyouts

2015 CEO Compensation

Beginning in late 2014, the Board began discussing a new Employment Agreement with the CEO. As part of this process, the Committee and its independent consultant conducted a thorough review of CEO pay relative to industry peers. Based on the success of the Company during the CEO’s tenure thus far, the objective of securing her continued employment for the foreseeable future, and competitive pay levels at likely competitors for talent, the Committee approved the following changes to CEO pay for 2015:

Pay Component and Level	2014	2015
Base Salary	$725,000	$825,000
Target Short-Term Incentive % of Salary	100%	100%
Target Short-Term Incentive $ Value	$725,000	$825,000
Target Long-Term Incentive $ Value	$1,550,000	$2,400,000
Target Total Direct Compensation	$3,000,000	$4,050,000

Target Pay Mix	2014	2015
Base Salary	24%	20%
Short-Term Incentive	24%	20%
Long-Term Incentive	52%	60%
Fixed	24%	20%
Variable	76%	80%
Short-Term	48%	41%
Long-Term	52%	59%

In developing the new compensation package, the Committee intentionally favored increases in variable compensation over fixed compensation and long-term incentives over short-term incentives. The Committee believes that these changes result in a competitive pay arrangement that is highly performance-based and shareholder aligned.

2016 Executive Compensation Program Changes

Given our superior financial results, tight linkage between pay and performance, strong shareholder support, and sound governance principles and practices, the Committee approved relatively few changes to the executive compensation program for 2016, which included the following:

•	Select increases to base salary and target long-term incentive values to recognize performance and improve competitiveness;

•	Elimination of international and new restaurant sales measures from the short-term incentive plan; and

•	Removal of two companies from the Restaurant Peer Group used for relative Total Shareholder Return performance for the 2016-2018 cycle performance shares.

In addition to the above changes, the Committee successfully negotiated and entered into new employment agreements with the CEO and the Chief Brand Officer. Securing the continued commitment and engagement of these senior leaders was a major accomplishment and should enable the Company to continue developing and successfully executing shareholder value enhancing strategies for years to come. The new employment agreements include the following:

•	Multi-year terms;

•	Increases in base salaries;

•	New disability and retirement benefits;

•	New non-compete obligations; and

•	Elimination of excise tax gross-up provisions.

Compensation Decision Process

Role of Management and the Committee

The Committee approves all compensation for executive officers. For NEOs other than the CEO and the Chief People Officer, our CEO and Chief People Officer make compensation recommendations to the Committee. In making these recommendations, the CEO and Chief People Officer consider peer group market data, individual experience and performance and financial impact to the Company. For the Chief People Officer, our CEO makes separate compensation recommendations to the Committee, without the Chief People Officer being present. The Committee reviews and discusses all recommendations prior to approval.

The Committee is solely responsible for the review of the performance and compensation for the CEO. Management does not make compensation-related recommendations for the CEO. In executive session, without management present, the Committee, in conjunction with its compensation consultant, reviews CEO compensation, including a review of competitive market data and individual performance assessments.

Role of the Independent Compensation Consultant

In 2015, the Committee retained Pearl Meyer as its independent compensation consultant. In accordance with the Committee’s charter, the consultant reports directly to the Committee. The Committee retains sole authority to hire or terminate its compensation consultant, approve its compensation, determine the nature and scope of services and evaluate its performance. A representative of the compensation consultant attends Committee meetings, as requested, and communicates with the Committee Chair between meetings. The Committee makes all final decisions. Other than Pearl Meyer’s roles and services listed below with respect to compensation consulting, it performs no other services for the company.

Pearl Meyer’s specific compensation consultation roles include, but are not limited to, the following:

•	Advise the Committee and management on executive compensation trends and regulatory developments;

•	Provide a total compensation study for executives against the companies in our peer group and recommendations for executive pay;

•	Provide advice to the Committee on governance best practices, as well as any other areas of concern or risk;

•	Serve as a resource to the Committee Chair for meeting agendas and supporting materials in advance of each meeting;

•	Review and comment on proxy disclosure items, including the “Compensation Discussion and Analysis”; and

•	Advise the Committee on management’s pay recommendations.

The Compensation Committee has considered and assessed all relevant factors, including but not limited to those set forth in the Exchange Act, as well as the requirements of Nasdaq Global Market, that impact independence and could give rise to a potential conflict of interest with respect to Pearl Meyer. Based on this review, the Committee determined that Pearl Meyer was independent and that there were no conflicts of interest raised by the work performed by Pearl Meyer.

Role of Peer Companies and Competitive Market Data

The Committee reviews competitive market data annually for the CEO and at least biennially for the other NEOs, as developed and presented by the Committee’s independent compensation consultant. In February 2015, the Committee reviewed competitive market data for all NEO positions.

How Do We Determine Peer Companies?

We develop a peer group for compensation purposes according to multiple selection criteria:

•	GICS code sub-industry: Restaurant companies;

•	Highly-franchised: Restaurants with franchised sales representing approximately 50% or more of system-wide sales/units;

•	Annual system-wide sales: Approximately 1/3x to 3x Popeyes’ annual system-wide sales;

•	Market capitalization: Approximately 0.2x to 5x Popeyes’ market capitalization; and

•	Direct competitors: For business and management talent.

Although we strive to include companies that meet all of the above criteria, not all of the selected peers meet all of the above criteria.

The competitive market data that was reviewed by the Committee when making 2015 executive compensation decisions was prepared by Pearl Meyer during Q4 2014 and relied upon the same peer group companies that were reviewed and approved by the Compensation Committee for the prior year, which consisted of the following companies:

• Brinker International, Inc. • Buffalo Wild Wings, Inc. • Denny’s Corporation • DineEquity, Inc. • Domino’s Pizza, Inc. • Einstein Noah Restaurant Group, Inc.	• Famous Dave’s of America, Inc. • Jack in the Box, Inc. • Krispy Kreme Doughnuts, Inc. • Panera Bread Company • Papa John’s International, Inc. • Sonic Corp.

How Do We Determine Competitive Market Values?

Competitive market values are determined by Pearl Meyer using both proxy-reported pay data from our peer group companies and survey reported data from a variety of reputable compensation surveys that contain pay data for comparable executive positions with the restaurant, retail, and hospitality industries. Both the peer group data and the survey data reflect companies of comparable size, as measured by System-Wide Sales.

Why Do We Use System-Wide Sales and Not Corporate Revenues?

System-wide sales capture the size, scope and complexity of operating a highly-franchised global business model like ours. System-wide sales are disclosed in a variety of public sources, including a company’s Form 10-K and corporate investor relations websites.

Corporate revenues are not used because they primarily represent a pass-through of franchise royalties and significantly underestimates the size and complexity of our highly-franchised business model. For that reason, we do not use corporate revenues to develop competitive market values and we believe they should not be used by investors or shareholder advisory firms to analyze our compensation programs.

Considerations Regarding 2015 NEO Compensation

Components of 2015 NEO Compensation

The following table outlines the major components of our 2015 executive compensation program for our NEOs:

Pay Component	Purpose	Characteristics	Fixed or Performance	Short or Long-Term
Base Salary	Attract and retain executives through market-based pay	To compensate the executive fairly and competitively for the responsibility level of the position	Fixed	Short-Term

Annual Incentive Plan	Encourages achievement of strategic and financial performance metrics that create long-term shareholder value	Based on achievement of predefined corporate performance objectives	Performance	Short-Term

Long-Term Incentives (“LTI”)	Aligns executives’ long-term compensation interests with shareholders’ investment interests; creates a retention incentive through multi-year vesting and performance cycles	Value to the executive is based on long-term stock price performance and financial performance goal achievement	Performance	Long-Term

Health/Welfare Plans and Retirement Benefits	Provides competitive benefits that promote employee health and productivity and support financial security	Similar to benefits offered to other employees	Fixed	Long-Term

Perquisites	Provides business-related benefits, where appropriate

Limited to Company paid annual medical physicals, life insurance and the Company’s contributory share of the costs of participation in general benefit plans, including medical, dental, life and disability insurance plans.

			Fixed	Short-Term

Total Compensation Mix

Overall, the Committee believes targeted compensation should be more heavily weighted on variable “at-risk” compensation and longer-term components. Our target total compensation for Ms. Bachelder and the other NEOs is approximately 80% and 62% “at-risk” (annual incentive award and LTI), respectively.

Base Salary

The Committee determines base salaries for the NEOs and other executives based on a number of factors, including but not limited to, market data, individual performance, company performance, and management recommendations (except for the CEO). In November 2014 and February 2015, the Committee reviewed market data provided by its compensation consultant Pearl Meyer.

At the February 2015 meeting, the Committee reviewed competitive market data, Ms. Bachelder’s recommendations based on individual performance and the Committee’s assessment of Ms. Bachelder’s performance. Based on this review, the Committee approved salary increases for all of the NEOs with respect to 2015.

Name	2014 Base Salary	2015 Base Salary
Cheryl A. Bachelder	$725,000	$825,000
Andrew G. Skehan	$370,000	$430,000
William P. Matt	$370,000	$400,000
Richard H. Lynch	$370,000	$430,000
Harold M. Cohen	$320,000	$350,000

The increase for Ms. Bachelder was part of a holistic review and assessment of her total compensation opportunity conducted by the Committee and its independent consultant in preparation for entering into a new Employment Agreement.

Annual Incentive Plan

NEOs and other executives are eligible to participate in our Annual Incentive Plan and receive annual cash incentives based on the achievement of various performance metrics. The 2015 performance metrics and weightings approved for the NEOs were:

			Operational Metrics
Name	EBITDA	International EBIT	Same-Store Sales		Restaurant Openings		New Restaurant Sales
Cheryl A. Bachelder	60%		20	%(1)	10	%(1)	10	%(1)
Andrew G. Skehan	25%	30%	20	%(2)	12.5	%(2)	12.5	%(2)
William P. Matt	60%		20	%(1)	10	%(1)	10	%(1)
Richard H. Lynch	60%		40	%(1)	—		—
Harold M. Cohen	60%		20	%(1)	10	%(1)	10	%(1)

(1)	Represents a system-wide performance goal
(2)	Represents an international performance goal

The basic framework of our Annual Incentive Plan is consistent with prior years, with some changes to create scales for operating metrics (same-store-sales, openings, and new restaurant sales) based on absolute values and remove the link between those operating metrics and target EBITDA (once the EBITDA has been achieved), with payouts based on each metric’s independent scale and relevant weighting. Management and the Committee believe EBITDA growth is critical to our stock price appreciation and our commitment to sustained shareholder value. Accordingly, EBITDA continues to have the highest weighting for our NEOs at 60%, with the exception of our President – International whose weighting is primarily tied to specific international performance goals.

The operational metrics (same store sales, restaurant openings, and new restaurant sales) are critical to our growth objectives. Therefore, the combined operating metrics have a 40% weight (45% for our President – International), which varies by NEO based on their role in the organization. Same-store sales focus on growth within our existing restaurant framework. Restaurant openings and new restaurant sales measure both the volume and quality of new restaurant openings.

Funding.    The Annual Incentive Plan is funded as follows:

•	If EBITDA performance is below 95% of target, then no incentive awards are funded for any metric.

•	If the minimum EBITDA performance of 95% of target is achieved, incentive award payments are based on each operational metric’s independent scale and relevant weighting.

Performance / Payout Scales.    The payout opportunities associated with minimum, target and maximum performance levels are consistent across the four performance metrics for each of the system-wide, domestic and international performance goals. The minimum payout opportunity is 50% of target if the minimum performance level is achieved. Target is earned if targeted performance is achieved. The maximum payout opportunity is 200% of target if the maximum performance level is achieved.

System- Wide	EBITDA*		SAME STORE SALES		RESTAURANT OPENINGS		NEW RESTAURANT SALES*
	Performance	Payout	Performance	Payout	Performance	Payout	Performance	Payout

	95%	50%	3.00%	50%	205	50%	$ 90	50%

Target g	100%	100%	4.50%	100%	225	100%	$ 98.9	100%

	110%	200%	6.75%	200%	245	200%	$ 110	200%

Domestic			SAME STORE SALES		RESTAURANT OPENINGS		NEW RESTAURANT SALES*
			Performance	Payout	Performance	Payout	Performance	Payout

			3.00%	50%	120	50%	$ 70	50%

Target g			4.50%	100%	130	100%	$ 77.4	100%

			6.75%	200%	140	200%	$ 86	200%

Inter-national	EBIT*		SAME STORE SALES		RESTAURANT OPENINGS		NEW RESTAURANT SALES*
	Performance	Payout	Performance	Payout	Performance	Payout	Performance	Payout

	95%	50%	3.00%	50%	85	50%	$ 20	50%

Target g	100%	100%	4.50%	100%	95	100%	$ 21.5	100%

	110%	200%	6.75%	200%	105	200%	$ 24	200%

*	All dollar values in millions

2015 Annual Incentive Targets.    At the start of each fiscal year the Committee approves annual incentive compensation targets (as a % of base salary) based on a review of competitive market data, management’s recommendations and other relevant factors. The 2015 annual incentive targets for our NEOs (which did not change from 2014) are as follows:

Name	Target
Cheryl A. Bachelder	100% of Base Salary
Andrew G. Skehan	60% of Base Salary
William P. Matt	60% of Base Salary
Richard H. Lynch	60% of Base Salary
Harold M. Cohen	60% of Base Salary

2015 Actual Performance.    Actual results and funding for the 2015 Annual Incentive Plan were certified by the Committee, as follows, based on the performance goals and funding scales approved in the first quarter of 2015:

•

EBITDA: The 2015 performance target was $83.7 million. We achieved EBITDA of $84.0 million, or approximately 100.3% of target. The EBITDA portion was funded at approximately 103%. The operational metrics were funded independently because EBITDA achieved the performance target.

•

Same store sales: The same store sales growth goal for 2015 was 4.5% for each of the domestic, international and system-wide metrics. We achieved domestic same-store sales growth of 5.7% (153.3% funding), international growth of 7.00% (200% funding) and system-wide same-store sales growth of 5.9% (162.2% funding).

•

Restaurant openings: The domestic, international and system-wide restaurant opening goals for 2015 were 130, 95 and 225, respectively. We achieved domestic restaurant openings of 125 (75.0% funding), international restaurant openings of 94 (95.0% funding) and system-wide restaurant openings of 219 (85.0% funding).

•

New restaurant sales: The domestic, international and system-wide new restaurant sales goals for 2015 were $77.4 million, $21.5 million and $98.9 million, respectively. We achieved domestic new restaurant sales of $71.6 million (60.5% funding), international new restaurant sales of $25.3 million (200% funding) and system-wide new restaurant sales of $96.8 million (88.4% funding).

•

International EBIT: The 2015 performance target was $6.3 million. We achieved International EBIT of $6.9 million, or approximately 109.5% of target. The International EBIT portion was funded at approximately 195%.

The following table summarizes the 2015 bonuses earned based on actual performance, as compared to the target opportunity for each NEO:

	2015 Annual Incentive Awards
Name	Target Incentive Award ($)	Actual Incentive Award ($)	Percent of Target Incentive Award
Cheryl A. Bachelder	$825,000	$997,673	121%
Andrew G. Skehan	$258,000	$415,522	161%
William P. Matt	$240,000	$290,232	121%
Richard H. Lynch	$258,000	$327,144	127%
Harold M. Cohen	$210,000	$253,953	121%

Long-Term Incentives (“LTI”)

The Committee annually determines the grant-date value for each executive based on a review of competitive market data, individual performance, historical awards and management’s recommendations. For 2015, the target grant-date value for LTI awards to the named executive officers was as follows:

Name	2015 LTI Target Values
Cheryl A. Bachelder	$2,400,000
Andrew G. Skehan	$450,000
William P. Matt	$450,000
Richard H. Lynch	$450,000
Harold M. Cohen	$350,000

The target grant-date value of the 2015 LTI awards was delivered to executives 25% in the form of stock options, 25% in restricted shares and 50% performance shares.

Stock Options.    Stock options create direct shareholder alignment and vest one-third per year.

Restricted Shares.    Restricted stock creates retention strength and vests at the end of three years.

Performance Shares.    Performance shares create linkage to our long-term financial performance and shareholder returns, and are earned over a 3-year period, as follows:

•

Three-year cumulative EBITDA:    A three-year cumulative EBITDA goal is approved by the Committee at the start of the performance period. Payouts are earned based on a sliding scale of performance above and below the performance goal. The sliding scale is anchored by a minimum performance requirement of 95% of three-year cumulative EBITDA. If 95% of the performance goal is not achieved, then no performance shares are earned. If 95% is achieved, then 50% of the targeted shares are earned. If 100% of the performance goal is achieved, then a target award is earned. The maximum performance requirement is 110% of cumulative EBITDA. If maximum performance is achieved, then 200% of the targeted shares are earned.

•

Three-year TSR:    The number of shares earned by three-year cumulative EBITDA performance will be adjusted based on our three-year TSR against a broader of group of restaurant companies (market cap ranges from $100 million to $10 billion). This broader group represents restaurant companies competing with Popeyes for investment dollars. Shares earned will be adjusted -10% if three-year TSR performance is in the bottom quartile, and will be adjusted +10% if three-year TSR performance is in the upper quartile. TSR, as defined in the new three-year program, represents stock price appreciation and dividends over the three-year performance period.

Performance Share Peer Group Companies

2013-2015 Grants

Arcos Dorados Holdings, Inc.	Chuy’s Holdings, Inc.	Krispy Kreme Doughnuts, Inc.
Biglari Holdings, Inc.	Cracker Barrel Old Country Store, Inc.	Luby’s, Inc.
BJ’s Restaurants, Inc.	Darden Restaurants, Inc.	Nathan’s Famous, Inc.
Bloomin’ Brands, Inc.	Del Friscos Restaurant Group, Inc.	Panera Bread Company
Bob Evans Farms, Inc.	Dennys Corporation	Papa John’s International, Inc.
Bravo Brio Restaurant GP, Inc.	DineEquity, Inc.	Red Robin Gourmet Burgers, Inc.
Brinker International, Inc.	Domino’s Pizza, Inc.	Ruby Tuesday, Inc.
Buffalo Wild Wings, Inc.	Dunkin’ Brands Group, Inc.	Ruth’s Hospitality Group, Inc.
Burger King Worldwide, Inc.	Einstein Noah Restaurant Group, Inc.	Sonic Corp.
Carrols Restaurant Group, Inc.	Fiesta Restaurant Group, Inc.	Texas Roadhouse, Inc.
CEC Entertainment, Inc.	Ignite Restaurant Group, Inc.	Tim Hortons, Inc.
Cheesecake Factory, Inc.	Jack in the Box, Inc.	The Wendy’s Company
Chipotle Mexican Grill, Inc.	Jamba, Inc.

In 2015, performance shares granted included the new three-year program for the 2015-2017 cycle. The 2015 equity grants made to our NEOs are summarized below:

Name	Stock Options	Exercise Price	Performance Shares	Restricted Shares
Cheryl A. Bachelder	24,273	$59.75	19,753	9,876
Andrew Skehan	4,551	59.75	3,703	1,851
William P. Matt	4,551	59.75	3,703	1,851
Richard H. Lynch	4,551	59.75	3,703	1,851
Harold M. Cohen	3,539	59.75	2,880	1,440

2013-2015 Actual Performance.    For our three-year performance share program that concluded in 2015, the 2013-2015 cumulative EBITDA target was $208.1 million. We achieved cumulative EBITDA of $223.9 million, or approximately 107.6% of target. Based on the funding scale approved by the Committee, we earned 170% of the targeted performance shares. In addition, our three-year TSR performance was in the top quartile against the designated group of restaurant industry companies, resulting in the total amount earned being increased by a 10% multiplier, for a total payout of 187%.

The performance shares earned under our 2013-2015 grant, based on 2013-2015 performance, are as follows:

Name	Performance Shares Earned[1]
Cheryl A. Bachelder	42,710
Andrew Skehan	5,980
William P. Matt	—(2)
Richard H. Lynch	6,477
Harold M. Cohen	6,548

(1)	Represents the shares earned from the 2013-2015 performance share grant, and includes the three-year total shareholder return (TSR) of 10%.
(2)	Mr. Matt did not participate in the 2013-2015 performance period.

Stock Ownership Guidelines

Executives:    Target ownership for our CEO is four times annual base salary. Our other NEOs have a guideline of one times annual base salary. Executives have five years to achieve their ownership guideline. The Committee reviews progress towards achievement annually. For purposes of calculating ownership under the guidelines, we include outright shares owned by the executive and restricted shares. We do not include unearned performance shares or vested / unvested stock options. In addition, we require executive officers to retain 33% of the net shares received from any equity-based awards, after deductions for taxes and exercise costs, until the ownership guidelines are met.

Non-employee directors:    The stock ownership guideline for non-employee directors is five times annual retainer. See the section entitled “Director Compensation for 2015” for a detailed description of this guideline.

Equity Compensation Grant Practices

Stock options are awarded with exercise prices equal to the closing price of our stock on the date of the grant. It is the intention of the Committee to approve grants under the long term incentive plan at a committee meeting in the first quarter of our fiscal year in order to maximize the motivational value associated with the awards and to comply with Section 162(m) tax deductibility standards. Share awards are typically approved by the Committee with a grant date to coincide with a common anniversary of prior grants. Grant amounts are determined by dividing the dollar value approved by the Committee by our average share price for the 30-day period immediately preceding the grant date. The 30-day average is used to minimize the volatility of daily share price movements on grant amounts.

Retirement, Perquisites, and Other Benefits

To provide our NEOs with a competitive level of benefits, NEOs are eligible for an annual executive physical, pre-retirement life insurance of five times base salary and disability benefits that make up, in part, for limits on our broad-based plan. Other than an enhanced disability benefit, members of senior management participate in our other benefit plans on the same terms as other employees. These plans include 401(k) matching contributions, and medical, dental and life insurance. Relocation benefits also are reimbursed from time to time, but are individually negotiated when they occur. We do not have a pension plan or a deferred compensation arrangement that covers the NEOs or any other employees.

Limitations on the Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid by publicly-held corporations to $1 million per NEO, excluding the Chief Financial Officer. The $1 million limitation does not apply to compensation that qualifies as performance-based. The Company considers the tax and accounting impact of all compensation decisions and balances the need for competitive compensation programs with the desire to control expenses and maximize tax deductibility. The Committee intends to use performance-based compensation to mitigate the deduction limits. Consequently, our annual incentive plan and portions of our long-term equity incentive program (stock options and performance shares) have been designed to qualify as performance-based compensation and meet the Section 162(m) requirements. However, we must attract, retain and reward critical executive talent to maximize shareholder value and the loss of a tax deduction may be necessary and appropriate in certain circumstances.

Employment Agreements

We have employment agreements with each of our NEOs. The employment agreements provide for base salary subject to annual adjustment by the Committee, an annual incentive award, participation in Company-sponsored broad-based and executive benefit plans and such other compensation as may be approved by the Committee.

In February 2016, we entered into new employment agreements with our CEO, Cheryl Bachelder, and Chief Brand Officer, Dick Lynch, which each continue through December 31, 2019, unless earlier terminated or otherwise renewed pursuant to the terms thereof. They are automatically extended for successive one-year periods following the expiration of each term unless notice is given by the Company or the executive not to renew. Each of those new agreements contained new provisions, including certain disability and retirement benefits, non-compete obligations, along with usual and customary employment agreement terms. We also eliminated the excise tax gross-up provision contained in their prior employment agreements.

Other than the agreements entered into with our CEO and Chief Brand Officer in 2016, our employment agreements have a term of one year, unless earlier terminated or otherwise renewed pursuant to the terms thereof and are automatically extended for successive one-year periods following the expiration of each term unless notice is given by the Company or the executive not to renew.

Upon an involuntary termination by the Company without “cause” or by the executive under circumstances constituting a “constructive discharge” (as such terms are defined in the employment agreements, and regardless of whether or not there has been a change in control of the Company), the agreements provide for severance payments, vesting of outstanding equity awards and certain limited perquisites. These payments and benefits are described under the heading “Potential Payments Upon Termination or Change in Control” below.

Recoupment (“Clawback”) Policy

We have adopted an incentive-based compensation recovery policy for executive officers. If we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws, we will seek to recover incentive-based compensation (including stock options) from any of our current or former executive officers who (a) received incentive-based compensation during the three-year period preceding the date on which we announce we are required to prepare the accounting restatement and (b) engaged in misconduct or negligent conduct resulting, directly or indirectly, in our being required to prepare the accounting restatement. We will seek to recover the excess of the incentive-based compensation paid to the executive officer based on the erroneous data over the incentive-based compensation that would have been paid to the executive officer if the financial accounting statements had been as presented in the restatement.

Hedging, Pledging and Insider Trading Compliance Policy

Our Insider Trading Compliance Policy prohibits all our employees and directors from engaging in hedging, derivative and margin transactions with respect to our securities and prohibits our directors and executive officers from pledging our securities. None of our executive officers or directors holds any of our stock subject to pledge. Our Insider Trading Compliance Policy also prohibits our employees, officers and directors from purchasing or selling our securities while in possession of material non-public information, and limits purchases or sales of our securities by directors and senior officers to designated trading windows.

Compensation Program Risk Assessment

In 2015, The Committee reviewed a comprehensive compensation program risk assessment conducted by Pearl Meyer. The Committee concluded that our compensation programs are not reasonably likely to have a material adverse effect on the Company.

Our compensation program provides a balanced mix of cash and equity, annual and long-term incentives, and stock price performance and internal financial performance metrics, all of which mitigate risk. Specific program features that mitigate risk include:

•	Using a combination of performance shares, restricted shares and stock options for equity awards balances risk incentives between stock price appreciation and internal financial performance;

•	The performance share program implemented in 2013 measures three-year cumulative performance, an enhancement that separates the time frames being measured by the annual and long-term incentive plans;

•	We utilize a combination of internal (EBITDA) and external (TSR) performance metrics;

•	Annual incentive awards and performance share awards to executive officers are capped at a maximum performance level;

•

The performance goals under our annual and long-term incentive programs include Company-wide and division metrics which we believe encourage decision-making that is in the best long-term interest of shareholders;

•	Company-wide and division performance goals are reviewed and approved by the Committee;

•	No single executive has complete and direct influence over any of the performance metrics;

•	The time-based and performance-based vesting of three years for our long-term incentive equity awards helps ensure that our executives’ long-term interests align with those of our shareholders; and

•	All NEOs are subject to stock ownership guidelines.

2015 SUMMARY COMPENSATION TABLE

The following table includes information concerning compensation for the CEO, the CFO, and the three other executive officers having the highest total compensation calculated in accordance with SEC rules and regulations (the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Cheryl A. Bachelder	2015	801,823			1,796,407	599,978	997,673	45,865	4,241,746
Chief Executive Officer	2014	719,231			1,047,865	542,492	877,250	39,829	3,226,667
	2013	694,231			1,250,471	387,433	729,400	39,279	3,100,814
Andrew Skehan,	2015	416,154			336,739	112,491	415,522	28,535	1,309,441
President International	2014	360,391			243,215	94,497	349,650	26,203	1,073,956
William P. Matt,	2015	393,077			336,739	112,491	290,232	69,664	1,202,203
Chief Financial Officer	2014	130,923	100,000	(1)	273,187	39,113	103,315	56,604	703,142
Richard H. Lynch,	2015	416,154			336,739	112,491	327,144	31,875	1,224,403
Chief Brand Officer	2014	370,000			223,094	115,508	310,800	26,258	1,045,660
	2013	338,615			177,034	58,755	210,101	26,422	810,927
Harold M. Cohen,	2015	343,391			261,922	87,477	253,953	36,401	983,144
General Counsel	2014	319,200			182,531	94,497	233,307	32,148	861,683
	2013	310,385			178,414	59,403	195,062	29,859	773,123

(1)	The amount in this column for Mr. Matt reflects a signing bonus paid in the amount of $100,000 upon his joining the Company as CFO.

(2)	Amounts reflect the aggregate grant date fair value of restricted stock and performance shares under FASB ASC Topic 718. The grant date fair values of restricted stock awards with only service conditions are calculated using the Nasdaq Global Market closing price of our stock on the date of grant. The grant date fair values of restricted stock awards with service and market conditions are valued utilizing a Monte Carlo simulation model. With respect to the restricted performance shares granted subject to performance conditions, the grant date fair value is based on a 100% probability of meeting the target performance conditions. See Note 13 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 27, 2015, regarding assumptions underlying valuation of equity awards. An overview of the features of our performance share awards can be found in the “Compensation Discussion and Analysis” section above. The maximum grant date fair value of the performance share grants in this column related to the new three year program for the fiscal 2015-2017 cycle which has performance conditions and assuming the highest level of performance conditions will be achieved, is equal to 200% of the respective target amounts. The maximum value that could be earned by each named executive officer under the performance awards is as follows:

Name	Value at Target ($)	2014-2016 Cycle Maximum Value (200% of Target) ($)
Cheryl A. Bachelder	1,206,316	2,412,632
Andrew Skehan	226,142	452,284
William P. Matt	226,142	452,284
Richard H. Lynch	226,142	452,284
Harold M. Cohen	175,882	351,764

(3)	Amounts in this column reflect the grant date fair value of stock options under FASB ASC Topic 718. The grant date fair value of option awards was estimated using a Black-Scholes option-pricing model. See Note 13 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 27, 2015 regarding assumptions underlying valuation of equity awards. An overview of the features of our stock option awards can be found in the “Compensation Discussion and Analysis” section above.

(4)	The amounts in this column reflect the cash awards earned by the named individuals under the annual incentive plan. For information about the 2015 Incentive Plan, see “Annual Incentive Plan” in the “Compensation Discussion and Analysis” section above.

(5)	The amounts shown in this column for 2015 reflect the following components:

•	With respect to Ms. Bachelder and Messrs. Skehan, Lynch and Cohen, the amounts of $4,692, $2,126, $2,959 and $2,271, respectively, for the cost of an annual physical examination.

•

With respect to Ms. Bachelder and Messrs. Skehan, Lynch and Cohen, the amounts of $12,851, $5,917, $7,883 and $4,843, respectively, for a Company paid life insurance policy having death benefits of five times the executive’s base salary.

•	With respect to Ms. Bachelder and Messrs. Skehan, Matt, Lynch and Cohen, the amount of $6,625 for matching contributions to each individual’s account in our 401(k) plan.

•

With respect to Ms. Bachelder and Messrs. Skehan, Matt, Lynch and Cohen, the amounts of $21,310, $13,660, $19,451, $13,814 and $21,014, respectively, for the amounts of our contributory share of the costs of each individual’s participation in our general benefit plans, including medical, dental, life and disability insurance plans.

•

With respect to Ms. Bachelder and Messrs. Skehan, Matt, Lynch and Cohen, the amounts of $387, $207, $387, $594 and $207, respectively, for the costs to us for each individual’s participation in our group term life insurance policy.

•	With respect to Mr. Matt, the amount of $43,201 for relocation expenses, which was comprised of $28,794 for actual relocation expenses and $14,407 for a tax gross-up.

•	With respect to Mr. Cohen, the amount of $1,441 for a twenty year service award payment.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2015

The following table sets forth certain information regarding potential payouts under the 2015 Incentive Plan and certain information regarding performance shares and stock options granted during the fiscal year ended December 27, 2015 to each of our named executive officers.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			Restricted Stock Awards: (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise Or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock And Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Cheryl A. Bachelder		412,500	825,000	1,650,000
	4/5/2015				9,876	19,753	39,506				1,206,316
	4/5/2015							9,876			590,091
	4/5/2015								24,273	59.75	599,978

Andrew G. Skehan		129,000	258,000	516,000
	4/5/2015				1,851	3,703	7,406				226,142
	4/5/2015							1,851			110,597
	4/5/2015								4,551	59.75	112,491

William P. Matt		120,000	240,000	480,000
	4/5/2015				1,851	3,703	7,406				226,142
	4/5/2015							1,851			110,597
	4/5/2015								4,551	59.75	112,491

Richard H. Lynch		129,000	258,000	516,000
	4/5/2015				1,851	3,703	7,406				226,142
	4/5/2015							1,851			110,597
	4/5/2015								4,551	59.75	112,491

Harold M. Cohen		105,000	210,000	420,000
	4/5/2015				1,440	2,880	5,760				175,882
	4/5/2015							1,440			86,040
	4/5/2015								3,539	59.75	87,477

(1)	Reflects the threshold, target and maximum payment levels under the 2015 Annual Incentive Plan. Actual amounts earned by our named executive officers are reported in the Non-Equity Incentive Plan Compensation column in the 2015 Summary Compensation Table.

(2)	Reflects the threshold, target and maximum number of performance shares that could be earned under the 2015 LTI awards based on the Company’s three-year cumulative EBITDA goal and three-year relative TSR, provided that the named executive officer remains employed as of the vesting date. For information about the performance criteria, see the Compensation Discussion and Analysis.

(3)	Reflects the number of restricted awards granted under the 2006 Stock Incentive Plan. The restricted shares have a three-year cliff vest, and will vest on April 5, 2018.

(4)	Reflects the number of stock options granted under the 2006 Stock Incentive Plan. The stock options vest over a three year period with 1/3 vesting on April 5, 2016, April 5, 2017, and April 5, 2018, respectively.

(5)	Reflects the grant date fair value of restricted stock grants, performance shares and stock options under FASB ASC Topic 718 granted to each of the named executive officers in 2015. The grant date fair value of restricted awards is based on the close of the Company’s stock on the date of grant. With respect to the performance shares, the grant date fair value is based on a 100% probability of meeting the target performance conditions. The grant date fair value of option awards was estimated on the date of grant using a Black-Scholes option-pricing model. There can be no assurance that the grant date fair value of the restricted stock, performance shares and option awards will ever be realized.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END

The following table includes information regarding the value of all unexercised options and restricted stock awards held by the named executive officers as of December 27, 2015.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Cheryl A. Bachelder	46,610	0		16.52	04/10/12	04/10/19	9,876	(4)	573,697	22,840	(5)	1,326,776
	0	24,273	(3)	59.75	04/05/15	04/05/22	1,465	(1)	85,102	24,335	(6)	1,413,620
	17,131	8,566	(3)	34.75	04/05/13	04/05/20	2,527	(1)	146,793	19,753	(7)	1,147,452
	10,035	20,070	(3)	41.66	04/05/14	04/05/21
Andrew G. Skehan	0	4,551	(3)	59.75	04/05/15	04/05/22	1,851	(4)	107,525	3,198	(5)	185,772
	0	1,200	(3)	34.75	04/05/13	04/05/20	1,491	(8)	86,612	4,239	(6)	246,244
	0	3,496	(3)	41.66	04/05/14	04/05/21				3,708	(7)	215,107
William P. Matt	780	1,561	(3)	39.27	08/21/14	08/21/21	1,851	(4)	107,525	3,703	(7)	215,107
	0	4,551	(3)	59.75	04/05/15	04/05/22				1,893	(6)	109,964
Richard H. Lynch	4,730	0		15.32	04/05/11	04/05/18	1,851	(4)	107,525	5,181	(6)	399,964
	0	4,551	(3)	59.75	04/05/15	04/05/22				3,464	(5)	201,224
	8,300	0		8.30	08/31/09	08/31/16				3,703	(7)	215,107
	7,810	0		10.94	04/05/10	04/05/17
	2,598	1,299	(3)	34.75	04/05/13	04/05/20
	2,136	4,274	(3)	41.66	04/05/14	04/05/21
	5,932	0		16.52	04/10/12	04/10/19
Harold M. Cohen	0	3,539	(3)	59.75	04/05/15	04/05/22	1,440	(4)	83,650	3,502	(5)	203,431
	0	1,314	(3)	34.75	04/05/13	04/05/20				2,880	(7)	167,299
	1,748	3,496	(3)	41.66	04/05/14	04/05/21				4,239	(6)	246,244

(1)	The restricted stock units earned by Ms. Bachelder as a Board member of the Company prior to becoming CEO are fully vested, but the shares are not issued until such time as Ms. Bachelder no longer serves on the Company’s Board.

(2)	Market value was calculated using the closing price of our stock on the last business day of fiscal 2015 ($58.09) multiplied by the number of unvested shares on December 27, 2015.

(3)	The stock options vest in equal parts on each of the first three anniversaries of the date of the grant.

(4)	The restricted stock vests on April 5, 2018.

(5)	The performance shares vested on April 5, 2016, as performance measure conditions for the cumulative fiscal years of 2013-2015 were satisfied at approximately 107.6% and the recipient continuously remained our employee through the vest period.

(6)	Reflects the target number of shares of performance shares that will vest if the performance measures conditions for the cumulative fiscal years of 2014-2016 are satisfied and the recipient continuously remains our employee through the three year measurement period.

(7)	Reflects the target number of shares of performance shares that will vest if the performance measures conditions for the cumulative fiscal years of 2015-2017 are satisfied and the recipient continuously remains our employee through the three year measurement period.

(8)	The restricted stock vests on September 2, 2017.

OPTION EXERCISES AND STOCK VESTED IN 2015

The following table includes information regarding exercises of stock options, and vesting of performance shares and restricted stock during 2015 for the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Cheryl A. Bachelder	166,721	7,941,799	95,218	5,689,276
Andrew Skehan	10,078	351,942	12,117	723,991
William P. Matt	0	—	5,000	274,850
Richard H. Lynch	0	—	15,749	941,003
Harold M. Cohen	6,406	223,026	13,849	827,478

(1)	Reflects the value as calculated by the difference between the market price of our common stock at the time of the exercise and the exercise price of the stock options.

(2)	Reflects the value as calculated by multiplying the number of shares of stock by the closing market price of our common stock on the date of vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our Compensation Committee believes that we should provide reasonable severance benefits to our employees, and that it is necessary to provide these benefits in order to retain our management. With respect to senior management, these severance benefits are intended to reflect the fact that it may be difficult for employees at the senior level to find comparable employment within a short period of time.

As of the end of our fiscal year 2015, we had employment agreements with our named executive officers that provide for defined severance benefits upon the occurrence of certain employment termination events including death, disability, termination without cause and termination as a result of a constructive discharge.

Where the termination is involuntary by the Company without “cause” or by the executive under circumstances constituting a “constructive discharge” (as such terms are defined in the employment agreements), these employment agreements provide for benefits equal to (a) two years of base salary and targeted incentive award and an annual incentive award for the year of termination in the case of our CEO and a pro rata portion of the target annual incentive award in the year of termination in the case of our General Counsel, and (b) one year of base salary and targeted incentive award and a pro rata portion of the target annual incentive award in the year of termination in the case of our other NEOs. These employment agreements also provide that we accelerate unvested rights under any equity grants. These benefits are payable to the named executive officers under the circumstances described above regardless of whether there has been a change in control of the Company, and are conditioned upon the delivery of a general release in favor of the Company.

Where the termination is for “cause” or voluntary on the part of any member of senior management, our employment agreements do not provide for severance benefits and there is no acceleration of any unvested rights under any equity grants. We consider early retirement a voluntary termination for these purposes and our employment agreements do not provide for severance benefits or acceleration of any unvested rights under any equity grants in this event. For our executives, “cause” will be deemed to exist where the individual commits fraud or is convicted of a crime involving moral turpitude, has been guilty of gross neglect or gross misconduct resulting in harm to us, failed to materially comply with our policies or shall have refused to follow or comply with our policies or the duly promulgated directives of the Board, breached a covenant not to disclose proprietary or confidential information, non-disparagement or non-solicitation or otherwise materially breaches the terms of employment with us.

The following table reflects the amounts that would be payable to each of the named executive officers in the event of certain employment termination events, including involuntary termination, and termination due to death or disability. The amounts shown assume that such termination, death or disability was effective as of December 27, 2015. Our closing stock price on the last business day prior to December 27, 2015 was $58.09.

Name	Base Salary ($)(1)	Annual Incentives ($)		Vesting of Stock Options ($)(4)	Vesting of Stock Awards ($)(4)	Career Planning ($)(5)	Total ($)
Cheryl A. Bachelder
Termination Without Cause or due to Constructive Discharge	1,650,000	1,650,000	(2)	529,681	4,693,440	15,000	8,538,121
Death	—	997,673	(3)	—	—	—	750,000
Disability	—	997,673	(3)	—	—	—	750,000
Andrew G. Skehan
Termination Without Cause or due to Constructive Discharge	430,000	258,000	(2)	170,136	841,260	15,000	1,714,396
Death	—	415,522	(3)	—	—	—	258,000
Disability	—	415,522	(3)	—	—	—	258,000
William P. Matt
Termination Without Cause or due to Constructive Discharge	400,000	240,000	(2)	29,378	432,596	15,000	1,116,974
Death	—	290,232	(3)	—	—	—	240,000
Disability	—	290,232	(3)	—	—	—	240,000
Richard H. Lynch
Termination Without Cause or due to Constructive Discharge	430,000	258,000	(2)	100,540	824,820	15,000	1,628,360
Death	—	327,144	(3)	—	—	—	258,000
Disability	—	327,144	(3)	—	—	—	258,000
Harold M. Cohen
Termination Without Cause or due to Constructive Discharge	700,000	420,000	(2)	149,399	700,623	15,000	1,985,022
Death	—	253,953	(3)	—	—	—	210,000
Disability	—	253,953	(3)	—	—	—	210,000

(1)	Amounts reflect two times current base salary for Ms. Bachelder and Mr. Cohen, and one times current base salary for the other named executive officers.

(2)	Amounts reflect two times target annual incentive for Ms. Bachelder and Mr. Cohen, and one times target annual incentive for the other named executive officers.

(3)	Amounts reflect the annual incentive actually earned by the named executive officer. These amounts are reported as 2015 compensation in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

(4)	Reflects the value of unvested time-based stock options and restricted stock, and performance shares for which performance goals have been established, that would accelerate and vest upon the specific termination event. For purposes of this table, it is assumed that all of the stock options and restricted stock held by Ms. Bachelder and Messrs. Skehan, Matt, Lynch and Cohen would accelerate as of December 27, 2015. For purposes of this table, it is assumed that with respect to performance shares for which performance goals have been established, held by Ms. Bachelder and Messrs. Skehan, Matt, Lynch and Cohen would accelerate as of December 27, 2015, to the target amount of performance shares. Our closing stock price on the last business day prior to December 27, 2015 was $58.09.

(5)	Upon a termination without cause, we would provide outplacement services for a period of six months.

DIRECTOR COMPENSATION FOR 2015

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Board considers the significant amount of time that directors expend in fulfilling their duties to us as well as the experience and skills of the Board member.

Upon election to the Board at our annual meeting of shareholders, non-employee members of the Board (other than the Chairman of the Board) receive an annual cash retainer of $60,000. The Chairman of the Board receives an annual cash retainer of $160,000. The directors who serve as chair of the Audit Committee and the People Services (Compensation) Committee each receive $15,000 annually in addition to the annual cash retainer. The director who serves as chair of the Corporate Governance and Nominating Committee receives $7,500 annually in addition to the annual cash retainer. Additionally, all non-employee members of the Board receive an annual grant of restricted stock units with an estimated grant date fair value equal to $100,000, with the number of restricted stock units granted being based on a 30 day average of our closing stock price prior to the date of the grant. The restricted stock units vest on the one-year anniversary of the grant date, and are settled in stock at the termination of the non-employee director’s service on the Board unless the non-employee director makes an election otherwise in accordance with the our director compensation policies; provided, however, that any non-employee director that leaves Board service prior to the fulfillment of their term will vest in a prorated portion of such award. Non-employee directors are required to accumulate three times their annual cash retainer over the first five years of service.

Cheryl A. Bachelder receives no additional compensation for serving as a member of the Board. Ms. Bachelder’s compensation as CEO and President can be found in the Summary Compensation Table above.

The following table includes information regarding the compensation paid to our non-employee directors for 2015:

Name(3)	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Krishnan Anand	75,000	100,407	175,407
Carolyn Hogan Byrd	67,500	100,407	167,907
John M. Cranor, III	160,000	100,407	260,407
S. Kirk Kinsell	60,000	129,259	189,259
Joel K. Manby	60,000	100,407	160,407
Martyn R. Redgrave	75,000	100,407	175,407
Lizanne Thomas(4)	35,000	58,611	93,611

(1)	The amounts shown in this column include annual cash retainers and committee chairmanship fees.

(2)	Amounts in this column are calculated utilizing the grant date fair value of restricted stock units under FASB ASC Topic 718. The grant date fair values of the restricted stock unit awards are calculated using the Nasdaq Global Market closing price on the date of grant. The actual grant date fair value of restricted stock units differs from the estimated grant date fair value of $100,000, as the estimated grant amount for each director was calculated by dividing the value of $100,000 by the 30 day average of our closing stock price prior to the date of the grant.

(3)	Candace S. Matthews is not included as she did not serve as a member of the Board during 2015.

(4)	Ms. Thomas was appointed to the Board on November 2, 2015.

.

The following table reflects the outstanding restricted stock units held by our non-employee directors as of December 27, 2015:

Krishnan Anand	14,547
Carolyn Hogan Byrd	39,683
John M. Cranor III	37,800
S. Kirk Kinsell	2,265
Joel K. Manby	5,427
Martyn R. Redgrave	5,128
Lizanne Thomas	1,027

COMPENSATION COMMITTEE REPORT

The People Services (Compensation) Committee has reviewed the Compensation Discussion and Analysis (“CD&A”) and discussed it with management. Based on the review and the discussions with management, the Compensation Committee recommended to the Board that the CD&A be included in the 2016 proxy statement and incorporated by reference in the Annual Report on Form 10-K for the year ended December 27, 2015 filed with the Securities and Exchange Commission.

The People Services (Compensation) Committee

Krishnan Anand, Chair S. Kirk Kinsell Joel K. Manby Martyn R. Redgrave

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 27, 2015.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders:
AFC Enterprises, Inc. 2002 Incentive Stock Plan	0	0	0
AFC Enterprises, Inc. 2006 Incentive Stock Plan	291,647	$33.93	990,269	(2)
Popeyes Louisiana Kitchen, Inc. 2015 Incentive Stock Plan	1,645	$57.00	2,183,167	(2)
Equity compensation plans not approved by security holders:

Total	293,292	$34.06	3,173,436

(1)	During 2005, in connection with the declaration of a special cash dividend, our Board approved adjustments to outstanding options under our Employee stock option plans. The modifications adjusted the exercise price and the number of shares associated with each employee’s outstanding stock options to preserve the value of the options after the special cash dividend. We did not recognize a charge as a result of the modifications because the intrinsic value of the awards and the ratio of the exercise price to the market value per share for each award did not change.

(2)	All of these shares are available for issuance pursuant to grants of full-value stock awards.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 25, 2016. PwC also served as our independent registered public accounting firm to audit our consolidated financial statements for the years ending December 27, 2015 and December 28, 2014. A representative of PwC will be present at the Annual Meeting of shareholders, will have the opportunity to make a statement and will be available to respond to appropriate questions by shareholders. Notwithstanding the ratification, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that the change would be in the best interests of the Company and our shareholders. In the event that the appointment of PwC is not ratified, the Audit Committee will consider the appointment of another independent registered public accounting firm, but will not be required to appoint a different firm.

Board Recommendation

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pay that reflects performance and alignment of pay with the long-term interests of our shareholders are key principles that underlie our compensation program. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, shareholders have the opportunity to vote, on an advisory basis, on the compensation of our named executive officers. This is often referred to as a “say on pay”, and provides you, as a shareholder, with the ability to cast a vote with respect to our executive compensation programs and policies and the compensation paid to the named executive officers as disclosed in this Proxy Statement through the following resolution:

“RESOLVED, that the shareholders approve, on an advisory (non-binding) basis, the compensation of the named executive officers of the Company, as described in the Compensation Discussion and Analysis section and in the compensation tables and accompanying narrative disclosure in this Proxy Statement.”

As discussed in the Compensation Discussion and Analysis section, the compensation paid to our named executive officers reflects the following principles and objectives of our compensation program:

•	Attract and retain qualified management;

•	Be competitive with comparable employers; and

•	Align management’s incentives with the long-term interests of our shareholders.

Although the vote is non-binding, the People Services (Compensation) Committee will review the voting results. To the extent there is any significant negative vote, we will consult directly with shareholders to better understand the concerns that influenced the vote.

Board Recommendation

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF EXECUTIVE COMPENSATION.

GENERAL

Compensation Committee Interlocks and Insider Participation

For fiscal 2015, the People Services (Compensation) Committee established the compensation for all our executive officers.

During fiscal 2015, Messrs. Anand, Kinsell, Manby and Redgrave were members of the People Services (Compensation) Committee. None of our executive officers currently serve on the compensation committee or board of directors of any other company, which has an executive officer serving on our People Services (Compensation) Committee or Board.

Related Party Transactions

In accordance with its charter, the Corporate Governance and Nominating Committee is responsible for assisting the Board with its responsibilities for oversight of the Company’s Honor Code, which includes policies relating to conflicts of interest. Although we have not entered into any related party transactions that are required to be disclosed in this proxy statement, if there were to be such a transaction in the future, it would need to be approved by our Corporate Governance and Nominating Committee and the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities shareholders to file with the SEC reports of ownership and changes in ownership of our common stock. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all forms they file under Section 16(a). Based solely on a review of the copies of these reports furnished to us or written representations that no other reports were required, we believe that during fiscal 2015, all of our directors, executive officers and greater than 10% (“greater than 10% shareholders”) timely complied with these requirements, except that one Form 4 for Mr. Merkin was filed late due to an inadvertent administrative error by the Company.

Shareholder Proposals

To be eligible to include a shareholder proposal in our proxy statement for the 2017 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act, we must receive the shareholder proposal on or before December 23, 2016.

Under our bylaws, a shareholder is eligible to submit a shareholder proposal to be considered at an annual meeting outside the processes of Rule 14a-8 if the shareholder is of record based on the record date for determining shareholders entitled to vote at the annual meeting. The shareholder also must provide timely notice of the proposal to us. To be timely under our bylaws, we must receive advance notice of the proposal by January 19, 2017 (120 days before May 19, 2017, the anniversary of our Annual Meeting) or, if the 2017 annual meeting date is more than 30 days before or after May 19, 2017, advance notice of the proposal must be received not less than 120 days before such annual meeting or, if later, within 10 days after the first public announcement of the date of the 2017 annual meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. Any shareholder proposal notice must comply with the content and other requirements for such notices specified in our bylaws.

All written proposals should be submitted to Popeyes Louisiana Kitchen, Inc., Attention: Corporate Secretary, 400 Perimeter Center Terrace, Suite 1000, Atlanta, Georgia 30346.

GENERAL

Solicitation by Board; Expenses of Solicitation

Our Board has sent you this proxy statement and your proxy is solicited by our Board. Our directors, officers and associates may solicit proxies by telephone, internet or in person, without additional compensation. We will pay for the expense of soliciting proxies, including the fees and expenses of brokers and other nominees who forward proxies and proxy materials to our shareholders so they can vote their shares.

Availability of Form 10-K and Annual Report to Shareholders

SEC rules require us to provide an Annual Report to shareholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers and other nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 27, 2015 (not including documents incorporated by reference), are available without charge to shareholders upon written request to Popeyes Louisiana Kitchen, Inc., Attention: Investor Relations, 400 Perimeter Center Terrace, Suite 1000, Atlanta, Georgia 30346, by calling (404) 459-4450 and you can also access the Annual Report on the Investor Relations page on our website at http://investor.popeyes.com.

Householding

We have adopted a procedure approved by the SEC called “householding” under which multiple shareholders who share the same last name and address will receive only one copy of the proxy statement and Annual Report to shareholders unless we receive contrary instructions from one or more of the shareholders. If you wish to opt out of householding and continue to receive multiple copies of the proxy materials at the same address, or if you have previously opted out and wish to participate in householding, you may do so by notifying us at: Popeyes Louisiana Kitchen, Inc., Attention: Investor Relations, 400 Perimeter Center Terrace, Suite 1000, Atlanta, Georgia 30346, or by calling our Corporate Secretary, Harold M. Cohen, at (404) 459-4450.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Eastern Time, on May 19, 2016.

Vote by Internet • Go to www.investorvote.com/PLKI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES IN ITEM 1.

1. Election of Directors:	01 - Krishnan Anand 05 - S. Kirk Kinsell 09 - Lizanne Thomas	02 - Cheryl A. Bachelder 06 - Joel K. Manby	03 - Carolyn Hogan Byrd 07 - Candace S. Matthews	04 - John M. Cranor, III 08 - Martyn R. Redgrave	+

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

B	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 2 AND 3.

	For	Against	Abstain		For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP as PLKI’s independent registered public accounting firm for the fiscal year ending December 25, 2016.	☐	☐	☐	3. Approval, on an advisory basis, of the compensation of the named executive officers.	☐	☐	☐
4. To transact such other business properly coming before the meeting or any adjournment thereof.

C	Non-Voting Items

Change of Address — Please print new address below.

D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign EXACTLY as your name(s) appears hereon. If shares are held jointly, each joint owner should sign. When signing as administrator, attorney, executor, guardian or trustee, please give your full title. If the shareholder is a corporation or partnership, please sign the full corporate or partnership name by a duly authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

02C5IA

2016 Annual Shareholders Meeting

Admission Card

You should bring this Admission Card to the Annual Meeting to be admitted.

Only the shareholder whose name appears on this card will be admitted.

Due to space limitation, admission to the meeting will be on a first-come, first-served basis.

Registration will begin at 8:00 A.M.

Thursday, May 19, 2016, 8:30 A.M. Local Time

Le Meridien Atlanta Perimeter

111 Perimeter Center West

Atlanta, Georgia 30346

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope to Computershare Trust Company, N.A., P.O. Box 43101, Providence, RI 02940-3070, so your shares may be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

Proxy card must be signed and dated on the reverse side.

Please fold and detach card at perforation before mailing.

Important notice regarding the Internet availability of

proxy materials for the Annual Meeting of shareholders.

The proxy statement and annual report are available at:

www.edocumentview.com/PLKI

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — POPEYES LOUISIANA KITCHEN, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF POPEYES LOUISIANA KITCHEN, INC.

The undersigned hereby appoints Peter H. Ward and Harold M. Cohen, and each of them, as proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock, par value $.01 per share, of Popeyes Louisiana Kitchen, Inc. that the undersigned would be entitled to vote on the matters described in the accompanying Proxy Statement and Notice of 2016 Annual Shareholders Meeting, receipt of which is hereby acknowledged, and upon any other business which may properly come before the Annual Meeting to be held at the Le Meridien Atlanta Perimeter, 111 Perimeter Center West, Atlanta, Georgia 30346, on Thursday, May 19, 2016 at 8:30 a.m., local time, or any adjournment thereof. This proxy, if properly executed and delivered, will revoke all prior proxies.

The proxies shall vote subject to the directions indicated on this proxy card, and the proxies are authorized to vote in their discretion upon other business as may properly come before the Annual Meeting or any adjournment thereof. The proxies will vote as the Board of Directors recommends where a choice has not been specified. If you wish to vote in accordance with the recommendations of the Board of Directors, all you need to do is sign and return this card. The proxies cannot vote your shares unless you sign, date and return this proxy card.

IF YOU DO NOT VOTE BY TELEPHONE OR INTERNET, PLEASE SIGN, DATE AND MAIL THIS PROXY CARD IN THE ACCOMPANYING ENVELOPE.